Exhibit 99.4
Item 8. Consolidated Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To The Board of Directors and Shareholders of GenCorp Inc.:
In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of GenCorp Inc. and its subsidiaries at November 30, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of November 30, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of GenCorp Inc.’s 2009 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 1 to the consolidated financial statements, the Company adopted a new measurement date for pension and retirement plan assets and benefit obligations as of November 30, 2009, new fair value measurements related to non-financial assets and liabilities as of December 1, 2008, new fair value measurement and disclosure accounting principles during the year ended November 30, 2008, changed its method of accounting for uncertainty in income taxes as of December 1, 2007, and accounting for defined benefit pension and other postretirement plans as of November 30, 2007. As discussed in Note 1b to the consolidated financial statements, the Company changed the manner in which it accounts for certain convertible debt instruments effective December 1, 2009.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Sacramento, California
February 3, 2010, except with respect to our opinions on the consolidated financial statements and financial statement schedule insofar as they relate to the effects of the changes in accounting for certain convertible debt instruments as discussed in Note 1b, as to which the date is April 9, 2010

GENCORP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	2009	2008	2007
	As adjusted (Note 1(b))
	(In millions, except per share amounts)
Net sales	$795.4	$742.3	$745.4
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	674.0	645.4	657.8
Selling, general and administrative	10.2	1.9	14.4
Depreciation and amortization	25.7	25.5	26.4
Other expense (income), net	2.9	7.6	(2.6)
Unusual items
Shareholder agreement and related costs	—	16.8	—
Executive severance agreements	3.1	—	—
Defined benefit pension plan amendment	—	14.6	—
Legal settlements and estimated loss on legal matters	1.3	2.9	3.8
Customer reimbursement of tax matters	—	—	2.3
Loss on extinguishment of debt	0.2	—	0.6
Gain on settlement and recoveries	—	(1.2)	(6.0)

Total operating costs and expenses	717.4	713.5	696.7
Operating income	78.0	28.8	48.7
Non-operating (income) expense
Interest expense	38.6	37.2	36.8
Interest income	(1.9)	(4.2)	(4.9)

Total non-operating expense, net	36.7	33.0	31.9
Income (loss) from continuing operations before income taxes	41.3	(4.2)	16.8
Income tax (benefit) provision	(17.6)	0.9	(18.1)

Income (loss) from continuing operations	58.9	(5.1)	34.9
(Loss) income from discontinued operations, net of income taxes	(6.7)	(0.1)	27.9

Net income (loss)	$52.2	$(5.2)	$62.8

Income (loss) per share of common stock
Basic:
Income (loss) per share from continuing operations	$1.00	$(0.09)	$0.62
(Loss) income per share from discontinued operations, net of income taxes	(0.11)	—	0.50

Net income (loss) per share	$0.89	$(0.09)	$1.12

Diluted:
Income (loss) per share from continuing operations	$0.96	$(0.09)	$0.62
(Loss) income per share from discontinued operations, net of income taxes	(0.10)	—	0.43

Net income (loss) per share	$0.86	$(0.09)	$1.05

Weighted average shares of common stock outstanding	58.4	57.2	56.2

Weighted average shares of common stock outstanding, assuming dilution	66.6	57.2	64.6

See Notes to Consolidated Financial Statements.

GENCORP INC.
CONSOLIDATED BALANCE SHEETS

	November 30,	November 30,
	2009	2008
	As adjusted (Note 1(b))
	(In millions, except per share
	amounts)
ASSETS
Current Assets
Cash and cash equivalents	$126.3	$92.7
Accounts receivable	116.3	97.3
Inventories	61.8	70.4
Recoverable from the U.S. government and other third parties for environmental remediation costs and other	30.6	43.7
Grantor trust	2.4	1.6
Other receivables, prepaid expenses and other	32.8	17.6
Income taxes	2.4	10.6
Assets of discontinued operations	—	0.1

Total Current Assets	372.6	334.0
Noncurrent Assets
Property, plant and equipment, net	129.9	137.9
Real estate held for entitlement and leasing	55.3	49.3
Recoverable from the U.S. government and other third parties for environmental remediation costs and other	154.3	169.8
Prepaid pension asset	—	76.5
Grantor trust	17.8	29.3
Goodwill	94.9	94.9
Intangible assets	18.5	20.1
Other noncurrent assets, net	91.6	92.7

Total Noncurrent Assets	562.3	670.5

Total Assets	$934.9	$1,004.5

LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Short-term borrowings and current portion of long-term debt	$17.8	$2.0
Accounts payable	18.4	32.7
Reserves for environmental remediation costs	44.5	65.2
Postretirement medical and life benefits	7.2	7.1
Advance payments on contracts	66.0	46.7
Other current liabilities	107.5	93.7
Liabilities of discontinued operations	—	1.0

Total Current Liabilities	261.4	248.4
Noncurrent Liabilities
Senior debt	51.2	68.3
Senior subordinated notes	97.5	97.5
Convertible subordinated notes	254.4	246.9
Other debt	0.7	1.4
Deferred income taxes	9.6	8.3
Reserves for environmental remediation costs	178.2	193.0
Pension benefits	225.0	13.1
Postretirement medical and life benefits	75.7	66.8
Other noncurrent liabilities	54.1	65.0

Total Noncurrent Liabilities	946.4	760.3

Total Liabilities	1,207.8	1,008.7
Commitments and Contingencies (Note 7)
Redeemable common stock, par value of $0.10; 0.6 million shares issued and outstanding as of November 30, 2009; 0.8 million shares issued and outstanding as of November 30, 2008 (Note 8)	6.0	7.6
Shareholders’ Deficit
Preference stock, par value of $1.00; 15.0 million shares authorized; none issued or outstanding	—	—
Common stock, par value of $0.10; 150.0 million shares authorized; 57.9 million shares issued and outstanding as of November 30, 2009; 57.3 million shares issued and outstanding as of November 30, 2008	5.9	5.7
Other capital	258.0	255.0
Accumulated deficit	(189.0)	(240.8)
Accumulated other comprehensive loss, net of income taxes	(353.8)	(31.7)

Total Shareholders’ Deficit	(278.9)	(11.8)

Total Liabilities, Redeemable Common Stock and Shareholders’ Deficit	$934.9	$1,004.5

See Notes to Consolidated Financial Statements.

GENCORP INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT AND
COMPREHENSIVE INCOME (LOSS)

						Accumulated
	Comprehensive					Other	Total
	Income	Common Stock		Other	Accumulated	Comprehensive	Shareholders’
	(Loss)	Shares	Amount	Capital	Deficit	Loss	Deficit
	As adjusted (Note 1(b))
	(In millions, except share amounts)
November 30, 2006		55,815,828	$5.6	$242.1	$(307.5)	$—	$(59.8)
Net income	$62.8	—	—	—	62.8	—	62.8
New defined benefit pension plan accounting standards transition amount	—	—	—	—	—	(35.5)	(35.5)
Stock-based compensation	—	—	—	1.0	—	—	1.0
Shares issued under stock option and stock incentive plans	—	770,892	0.1	9.4	—	—	9.5

November 30, 2007	$62.8	56,586,720	5.7	252.5	(244.7)	(35.5)	(22.0)

Net loss	$(5.2)	—	—	—	(5.2)	—	(5.2)
Amortization of net actuarial losses	7.9	—	—	—	—	7.9	7.9
Actuarial losses arising during the period, net	(51.8)	—	—	—	—	(51.8)	(51.8)
Amortization of prior service costs	2.1	—	—	—	—	2.1	2.1
Prior service costs arising during the period, net	(5.3)	—	—	—	—	(5.3)	(5.3)
Curtailment (Note 6)	50.9	—	—	—	—	50.9	50.9
Cumulative effect adjustment related to the adoption of new income tax related accounting standards	—	—	—	—	9.1	—	9.1
Reclassification to redeemable common stock	—	(754,863)	(0.1)	(7.5)	—	—	(7.6)
Stock-based compensation	—	—	—	1.6	—	—	1.6
Shares issued under stock option and stock incentive plans, net	—	1,421,544	0.1	8.4	—	—	8.5

November 30, 2008	$(1.4)	57,253,401	5.7	255.0	(240.8)	(31.7)	(11.8)

Net income	$52.2	—	—	—	52.2	—	52.2
Amortization of net actuarial gains	(9.0)	—	—	—	—	(9.0)	(9.0)
Actuarial losses arising during the period, net	(313.4)	—	—	—	—	(313.4)	(313.4)
Amortization of prior service costs	0.1	—	—	—	—	0.1	0.1
Reclassification from redeemable common stock	—	183,105	0.1	1.5	—	—	1.6
Stock-based compensation	—	—	—	0.1	—	—	0.1
Cumulative effect adjustment related to the adoption of defined benefit pension plan accounting standards	—	—	—	—	(0.4)	0.2	(0.2)
Shares issued under stock option and stock incentive plans, net	—	487,257	0.1	1.4	—	—	1.5

November 30, 2009	$(270.1)	57,923,763	$5.9	$258.0	$(189.0)	$(353.8)	$(278.9)

See Notes to Consolidated Financial Statements.

GENCORP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	2009	2008	2007
	As adjusted (Note 1(b))
	(In millions)
Operating Activities
Net income (loss)	$52.2	$(5.2)	$62.8
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (income) from discontinued operations, net of income taxes	6.7	0.1	(27.9)
Depreciation and amortization	25.7	25.5	26.4
Amortization of debt discount and financing costs	12.7	9.5	8.2
Stock-based compensation	2.9	0.2	1.5
Savings plan expense	1.5	9.2	9.1
Loss on extinguishment of debt	0.2	—	0.6
Changes in operating assets and liabilities:
Accounts receivable	(19.0)	1.9	(28.1)
Inventories	8.6	(2.9)	2.0
Grantor trust	10.7	(30.9)	—
Other receivables, prepaid expenses and other	0.2	1.1	6.0
Income tax receivable	8.2	(10.5)	—
Real estate held for entitlement and leasing	(5.9)	(8.0)	(7.4)
Other noncurrent assets	10.1	7.4	(22.8)
Accounts payable	(14.3)	3.8	(3.6)
Income taxes payable	—	3.5	(5.3)
Pension benefits	(14.3)	24.0	11.2
Postretirement medical and life benefits	(10.7)	(9.7)	(8.7)
Advance payments on contracts	19.3	(2.4)	(8.0)
Other current liabilities	(17.9)	11.3	(3.5)
Deferred income taxes	1.3	8.0	0.3
Other noncurrent liabilities and other	(26.7)	(7.1)	13.4

Net cash provided by continuing operations	51.5	28.8	26.2
Net cash used in discontinued operations	(1.2)	(0.8)	(2.4)

Net Cash Provided by Operating Activities	50.3	28.0	23.8
Investing Activities
Capital expenditures	(14.3)	(21.3)	(21.8)
Restricted cash	—	—	19.8
Proceeds from sale of discontinued operations	—	—	29.7

Net Cash (Used in) Provided by Investing Activities	(14.3)	(21.3)	27.7
Financing Activities
Proceeds from the issuance of debt	—	—	75.0
Repayments on debt	(2.0)	(6.3)	(93.9)
Debt issuance costs	(0.4)	—	(1.9)
Proceeds from shares issued under stock option and equity incentive plans	—	—	0.4

Net Cash Used in Financing Activities	(2.4)	(6.3)	(20.4)

Net increase in cash and cash equivalents	33.6	0.4	31.1
Cash and cash equivalents at beginning of year	92.7	92.3	61.2

Cash and Cash Equivalents at End of Year	$126.3	$92.7	$92.3

Supplemental Disclosures of Cash Flow Information
Capital expenditure purchased with a promissory note	$—	$—	$2.8
Financing of an environmental remediation settlement with a promissory note	—	0.6	—
Cash paid for income taxes	3.3	0.5	0.8
Cash paid for interest	23.7	25.3	27.6
See Notes to Consolidated Financial Statements.

GENCORP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies
     a. Basis of Presentation and Nature of Operations
     The consolidated financial statements of GenCorp Inc. (“GenCorp” or the “Company”) include the accounts of the parent company and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to financial information for prior years to conform to the current year’s presentation.
     See Note 15 for a discussion on recent changes to the Company’s capital structure.
     The Company is a manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the re-zoning, entitlement, sale, and leasing of the Company’s excess real estate assets. The Company’s continuing operations are organized into two segments:
     Aerospace and Defense — includes the operations of Aerojet-General Corporation (“Aerojet”) which develops and manufactures propulsion systems for defense and space applications, armament systems for precision tactical weapon systems and munitions applications. Aerojet is one of the largest providers of such propulsion systems in the United States (“U.S.”). Primary customers served include major prime contractors to the U.S. government, the Department of Defense (“DoD”), and the National Aeronautics and Space Administration.
     Real Estate — includes activities related to the entitlement, sale, and leasing of the Company’s excess real estate assets. The Company owns approximately 12,200 acres of land adjacent to U.S. Highway 50 between Rancho Cordova and Folsom, California east of Sacramento (“Sacramento Land”). The Company is currently in the process of seeking zoning changes and other governmental approvals on a portion of the Sacramento Land to optimize its value. The Company has filed applications with, and submitted information to, governmental and regulatory authorities for approvals necessary to re-zone approximately 6,000 acres of the Sacramento Land. The Company also owns approximately 580 acres in Chino Hills, California. The Company is currently seeking removal of environmental restrictions on the Chino Hills property to optimize the value of such land.
     The Company’s fiscal year ends on November 30 of each year. The fiscal year of the Company’s subsidiary, Aerojet, ends on the last Saturday of November. As a result of the 2008 calendar, Aerojet had 53 weeks of operations in fiscal 2008 compared to 52 weeks of operations in fiscal 2009 and 2007. The additional week of operations, which occurred in the first quarter of fiscal 2008, accounted for $19.1 million in additional net sales.
     On August 31, 2004, the Company completed the sale of its GDX Automotive (“GDX”) business. On November 30, 2005, the Company completed the sale of its Fine Chemicals business. The remaining subsidiaries of GDX, including Snappon SA, and the Fine Chemicals business are classified as discontinued operations (see Note 12).
     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     b. Adjustments to Prior Period Financial Statements
     As of December 1, 2009, the Company adopted the new accounting standards which apply to convertible debt securities that, upon conversion, may be settled by the issuer, fully or partially, in cash. The guidance is effective for fiscal years (and interim periods within those fiscal years) beginning after December 15, 2008 and is to be applied retrospectively to all past periods presented—even if the instrument has matured, converted, or otherwise been extinguished as of the effective date of this guidance.
     The Company’s adoption of this guidance affects its 2 1/4% Convertible Subordinated Debentures (“2 1/4% Debentures”). This guidance requires the issuer of convertible debt instruments to separately account for the liability (debt) and equity (conversion option) components of such instruments and retrospectively adjust the financial statements for all periods presented. The fair value of the liability component was determined based on the market rate for similar debt instruments without the conversion feature and the residual between the proceeds and the fair value of the liability component is recorded as equity at the time of issuance. Additionally, the pronouncement requires transaction costs to be allocated to the liability and equity components on the same relative percentages.
     The Company’s adoption of this guidance results in higher non-cash interest expense for fiscal 2005 through fiscal 2011, assuming the holders will require the Company to repurchase the 2 1/4% Debentures at a cash price equal to 100% of the principal amount plus accrued and unpaid interest on November 20, 2011, the earliest date when the holders can exercise such right. The impact to net income (loss) from fiscal 2005 through fiscal 2009 is as follows:

	Year Ended
	2009	2008	2007	2006	2005
	(In millions, except per share amounts)
Net income (loss), as reported	$59.3	$1.5	$69.0	$(38.5)	$(230.0)
Increase in non-cash interest expense, net of income taxes	(7.1)	(6.7)	(6.2)	(5.7)	(5.4)

Net income (loss), as adjusted	$52.2	$(5.2)	$62.8	$(44.2)	$(235.4)

As reported
Basic income (loss) per share of Common Stock	$1.01	$0.03	$1.23	$(0.69)	$(4.21)

Diluted income (loss) per share of Common Stock	$0.97	$0.03	$1.14	$(0.69)	$(4.21)

As adjusted
Basic income (loss) per share of Common Stock	$0.89	$(0.09)	$1.12	$(0.80)	$(4.31)

Diluted income (loss) per share of Common Stock	$0.86	$(0.09)	$1.05	$(0.80)	$(4.31)

     The following tables present the effects of the adoption of this guidance to the consolidated statements of operations for fiscal 2009, 2008, and 2007:

		Adjustments
		related to
		2 1/4%
	As reported	Debentures	As adjusted
November 30, 2009:	(In millions, except per share amounts)
Net sales	$795.4	$—	$795.4
Cost of sales (exclusive of items shown separately below)	674.0	—	674.0
Selling, general and administrative	10.2	—	10.2
Depreciation and amortization	25.7	—	25.7
Interest expense	31.5	7.1	38.6
Other, net	5.6	—	5.6

Income from continuing operations before income taxes	48.4	(7.1)	41.3
Income tax benefit	(17.6)	—	(17.6)

Income from continuing operations	66.0	(7.1)	58.9
Loss from discontinued operations	(6.7)	—	(6.7)

Net income	$59.3	$(7.1)	$52.2

Basic net income per share	$1.01	$(0.12)	$0.89

Diluted net income per share	$0.97	$(0.11)	$0.86

		Adjustments
		related to
		2 1/4%
	As reported	Debentures	As adjusted
November 30, 2008:	(In millions, except per share amounts)
Net sales	$742.3	$—	$742.3
Cost of sales (exclusive of items shown separately below)	645.4	—	645.4
Selling, general and administrative	1.9	—	1.9
Depreciation and amortization	25.5	—	25.5
Interest expense	30.5	6.7	37.2
Other, net	36.5	—	36.5

Income (loss) from continuing operations before income taxes	2.5	(6.7)	(4.2)
Income tax provision	0.9	—	0.9

Income (loss) from continuing operations	1.6	(6.7)	(5.1)
Loss from discontinued operations	(0.1)	—	(0.1)

Net income (loss)	$1.5	$(6.7)	$(5.2)

Basic net income (loss) per share	$0.03	$(0.12)	$(0.09)

Diluted net income (loss) per share	$0.03	$(0.12)	$(0.09)

		Adjustments
		related to
		2 1/4%
	As reported	Debentures	As adjusted
November 30, 2007:	(In millions, except per share amounts)
Net sales	$745.4	$—	$745.4
Cost of sales (exclusive of items shown separately below)	657.8	—	657.8
Selling, general and administrative	14.4	—	14.4
Depreciation and amortization	26.4	—	26.4
Interest expense	30.6	6.2	36.8
Other, net	(6.8)	—	(6.8)

Income from continuing operations before income taxes	23.0	(6.2)	16.8
Income tax benefit	(18.1)	—	(18.1)

Income from continuing operations	41.1	(6.2)	34.9
Income from discontinued operations	27.9	—	27.9

Net income	$69.0	$(6.2)	$62.8

Basic net income per share	$1.23	$(0.11)	$1.12

Diluted net income per share	$1.14	$(0.09)	$1.05

     The following tables present the effects of the adoption of this guidance to the Company’s consolidated balance sheets as of November 30, 2009 and 2008:

		Adjustments
		related to
		2 1/4%
	As reported	Debentures	As adjusted
November 30, 2009:	(In millions)
Cash and cash equivalents	$126.3	$—	$126.3
Accounts receivable	116.3	—	116.3
Inventories	61.8	—	61.8
Recoverable from the U.S. government and other third parties for environmental remediation costs and other	30.6	—	30.6
Grantor trust	2.4	—	2.4
Other receivables, prepaid expenses and other	32.8	—	32.8
Income taxes	2.4	—	2.4

Total current assets	372.6	—	372.6
Property, plant and equipment, net	129.9	—	129.9
Recoverable from the U.S. government and other third parties for environmental remediation costs and other	154.3	—	154.3
Grantor trust	17.8	—	17.8
Goodwill	94.9	—	94.9
Other noncurrent assets and intangibles, net	166.2	(0.8)	165.4

Total assets	$935.7	$(0.8)	$934.9

Short-term borrowings and current portion of long-term debt	$17.8	$—	$17.8
Accounts payable	18.4	—	18.4
Reserves for environmental remediation costs	44.5	—	44.5
Other current liabilities, advance payments on contracts, and postretirement medical and life insurance benefits	180.7	—	180.7

Total current liabilities	261.4	—	261.4
Long-term debt	420.8	(17.0)	403.8
Reserves for environmental remediation costs	178.2	—	178.2
Pension benefits	225.0	—	225.0
Other noncurrent liabilities	139.4	—	139.4

Total liabilities	1,224.8	(17.0)	1,207.8
Commitments and contingencies
Redeemable common stock	6.0	—	6.0
Common stock	5.9		5.9
Other capital	210.7	47.3	258.0
Accumulated deficit	(157.9)	(31.1)	(189.0)
Accumulated other comprehensive loss, net of income taxes	(353.8)	—	(353.8)

Total shareholders’ deficit	(295.1)	16.2	(278.9)

Total liabilities, redeemable common stock, and shareholders’ deficit	$935.7	$(0.8)	$934.9

		Adjustments
		related to
		2 1/4%
	As reported	Debentures	As adjusted
November 30, 2008:	(In millions)
Cash and cash equivalents	$92.7	$—	$92.7
Accounts receivable	97.3	—	97.3
Inventories	70.4	—	70.4
Recoverable from the U.S. government and other third parties for environmental remediation costs and other	43.7	—	43.7
Grantor trust	1.6	—	1.6
Other receivables, prepaid expenses and other	17.7	—	17.7
Income taxes	10.6	—	10.6

Total current assets	334.0	—	334.0
Property, plant and equipment, net	137.9	—	137.9
Recoverable from the U.S. government and other third parties for environmental remediation costs and other	169.8	—	169.8
Prepaid pension asset	76.5	—	76.5
Grantor trust	29.3	—	29.3
Goodwill	94.9	—	94.9
Other noncurrent assets and intangibles, net	163.3	(1.2)	162.1

Total assets	$1,005.7	$(1.2)	$1,004.5

Short-term borrowings and current portion of long-term debt	$2.0	$—	$2.0
Accounts payable	32.7	—	32.7
Reserves for environmental remediation costs	65.2	—	65.2
Other current liabilities, advance payments on contracts, and postretirement medical and life insurance benefits	148.5	—	148.5

Total current liabilities	248.4	—	248.4
Long-term debt	438.6	(24.5)	414.1
Reserves for environmental remediation costs	193.0	—	193.0
Other noncurrent liabilities	153.2	—	153.2

Total liabilities	1,033.2	(24.5)	1,008.7
Commitments and contingencies
Redeemable common stock	7.6	—	7.6
Common stock	5.7		5.7
Other capital	207.7	47.3	255.0
Accumulated deficit	(216.8)	(24.0)	(240.8)
Accumulated other comprehensive loss, net of income taxes	(31.7)	—	(31.7)

Total shareholders’ deficit	(35.1)	23.3	(11.8)

Total liabilities, redeemable common stock, and shareholders’ deficit	$1,005.7	$(1.2)	$1,004.5

     Additionally, the Company’s shareholders’ deficit as of November 30, 2007 and 2006 decreased by $30.0 million and $36.2 million, respectively.
     There are no effects to the Company’s total net cash from operating activities, investing activities, and financing activities for fiscal 2009, 2008, and 2007.
     The Company adjusted Notes 2, 3(e), 4, 5, 10, 11, and 14 appearing herein to reflect the effects of the matters discussed above.
     c. Cash and Cash Equivalents
     All highly liquid debt instruments purchased with a remaining maturity at the date of purchase of three months or less are considered to be cash equivalents. The Company aggregates its cash balances by bank, and reclassifies any negative balances, if applicable, to accounts payable.
     d. Fair Value of Financial Instruments
     The accounting standards use a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. As of November 30, 2009 and 2008, the Company’s only financial instruments, other than investments held by its defined benefit pension plan, were the Company’s investments in money market funds. The estimated fair value and carrying value of the Company’s investments in money market funds was $136.2 million, including $20.2 million net money market funds in the grantor trust, as of November 30, 2009. The estimated fair value and carrying value of the Company’s investments in money market funds was $116.9 million, including $30.9 million net money market funds in the grantor trust, as of November 30, 2008. The fair value of the money market fund investments was determined based on quoted market prices. In addition, the Company determined that the money market fund investments were a Level 1 asset.
     The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued compensation, and other accrued liabilities, approximate fair value because of their short maturities. The estimated fair value and principal amount for the Company’s long-term debt is presented below:

	Fair Value		Principal Amount
	As of November 30,		As of November 30,
	2009	2008	2009	2008
	(In millions)
Term loan	$62.8	$53.4	$68.3	$69.0
9 1/2% Senior Subordinated Notes (“9 1/2% Notes”)	96.0	76.1	97.5	97.5
4% contingent convertible subordinated notes (“4% Notes”)	124.7	77.5	125.0	125.0
2 1/4% Debentures (1)	131.0	82.0	146.4	146.4
Other debt	1.4	2.7	1.4	2.7

	$415.9	$291.7	$438.6	$440.6

(1)	Excludes the debt discount of $17.0 million and $24.5 million as of November 30, 2009 and 2008, respectively.
     The fair values of the term loan, 9 1/2% Notes, 4% Notes, and 2 1/4% Debentures were determined using broker quotes that are based on open markets of the Company’s debt securities as of November 30, 2009. The fair value of the remaining debt was determined to approximate carrying value.
     e. Accounts Receivable
     Accounts receivable associated with long-term contracts consist of billed and unbilled amounts. Billed amounts include invoices presented to customers that have not been paid. Unbilled amounts relate to revenues that have been recorded and billings that have not been presented to customers. Amounts for overhead disallowances are reflected in unbilled receivables and primarily represent estimates of overhead costs which may not be successfully negotiated and collected.
     Other receivables represent amounts billed where revenues were not derived from long-term contracts.
     f. Inventories
     Inventories are stated at the lower of cost or market, generally using the average cost method. Costs on long-term contracts and programs in progress represent recoverable costs incurred for production, contract-specific facilities and equipment, allocable operating overhead, advances to suppliers, environmental expenses and, in the case of contracts with the U.S. government, bid and proposal, research and development, and general and administrative expenses. Pursuant to contract provisions, agencies of the U.S. government and certain other customers have title to, or a security interest in, inventories related to such contracts as a result of performance-based and progress payments. Such progress payments are reflected as an offset against the related inventory balances.
     g. Income Taxes
     The Company files a consolidated U.S. federal income tax return with its consolidated wholly-owned subsidiaries. The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the period of the enactment date of the change.
     The carrying value of the Company’s deferred tax assets is dependent upon its ability to generate sufficient taxable income in the future. The Company has established a full valuation allowance against its net deferred tax assets for continuing operations to reflect the uncertainty of realizing the deferred tax benefits, given historical losses including accumulated other comprehensive losses. A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence is considered, including the Company’s past and future performance, the market environment in which it operates, the utilization of tax attributes in the past, the length of carryback and carryforward periods, and evaluation of potential tax planning strategies.
     Despite the Company’s belief that its tax return positions are consistent with applicable tax laws, the Company believes that certain positions are likely to be challenged by taxing authorities. Settlement of any challenge can result in no change, a complete disallowance, or some partial adjustment reached through negotiations or litigation. The Company’s tax reserves reflect the difference between the tax benefit claimed on tax returns and the amount recognized in the financial statements. The accounting standards provide guidance for the recognition and measurement in financial statements for uncertain tax positions taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process, the first step being recognition. The Company determines whether it is more-likely-than-not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position. The technical merits of a tax position are derived from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate resolution with a taxing authority. As the examination process progresses with tax authorities, adjustments to tax reserves may be necessary to reflect taxes payable upon settlement. Tax reserve adjustments related to positions impacting the effective tax rate affect the provision for income taxes. Tax reserve adjustments related to positions impacting the timing of deductions impact deferred tax assets and liabilities.
     h. Property, Plant and Equipment, net
     Property, plant and equipment are recorded at cost. Refurbishment costs are capitalized in the property accounts, whereas ordinary maintenance and repair costs are expensed as incurred. Depreciation is computed principally by accelerated methods based on the following useful lives:

Buildings and improvements	6 — 40 years
Machinery and equipment	3 — 19 years
     i. Real Estate Held for Entitlement and Leasing
     The Company capitalizes all costs associated with the real estate entitlement and leasing process. The Company classifies activities related to the entitlement, sale, and leasing of its excess real estate assets as operating activities in the consolidated statements of cash flows.
     j. Goodwill
     Goodwill represents the excess of the purchase price of an acquired enterprise or assets over the fair values of the identifiable assets acquired and liabilities assumed. Tests for impairment of goodwill are performed on an annual basis, or at any other time, if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. The Company performed the impairment test for goodwill as of September 1, 2009 and determined that goodwill was not impaired.
     Circumstances that could trigger an impairment test include but are not limited to: a significant adverse change in the business climate or legal factors; adverse cash flow trends; an adverse action or assessment by a regulator; unanticipated competition; loss of key personnel; decline in stock price; and results of testing for recoverability of a significant asset group within a reporting unit. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recorded.
     All of the Company’s recorded goodwill resides in the Aerospace and Defense reporting unit. To determine the fair value of the Company’s Aerospace and Defense reporting unit, the Company primarily relies upon a discounted cash flow analysis which requires significant assumptions and estimates about future operations, including judgments about expected revenue growth and operating margins, and timing and amounts of expected future cash flows. The cash flows employed in the discounted cash flow analysis are based on ten-year financial forecasts developed internally by management. The analysis also involves discounting the future cash flows to a present value using a discount rate that properly accounts for the risk and nature of the reporting unit cash flows and the rates of return debt and equity holders would require to invest their capital in the Aerospace and Defense reporting unit. In assessing the reasonableness of the Company’s estimated fair value of the Aerospace and Defense reporting unit, the Company evaluates the results of the discounted cash flow analysis in light of what investors are paying for similar interests in comparable aerospace and defense companies as of the valuation date. The Company also ensures that the reporting unit fair value is reasonable given the market value of the entire Company as of the valuation date.
     There can be no assurance that the Company’s estimates and assumptions made for purposes of its goodwill impairment testing as of September 1, 2009 will prove to be accurate predictions of the future. If the Company’s assumptions regarding forecasted revenue or margin growth rates are not achieved, the Company may be required to record goodwill impairment charges in future periods, whether in connection with the Company’s next annual impairment testing on September 1, 2010 or prior to that, if any such change constitutes a triggering event outside of the quarter from when the annual goodwill impairment test is performed. It is not possible at this time to determine if any such future impairment charge would result or, if it does, whether such charge would be material.
     k. Intangible Assets
     Identifiable intangible assets, such as patents, trademarks, and licenses are recorded at cost or when acquired as part of a business combination at estimated fair value. Identifiable intangible assets are amortized based on when they provide the Company economic benefit, or using the straight-line method, over their estimated useful life. Amortization periods for identifiable intangible assets range from 20 years to 27 years.
     l. Environmental Remediation
     The Company expenses, on a current basis, recurring costs associated with managing hazardous substances and contamination in ongoing operations. The Company accrues for costs associated with the remediation of environmental contamination when it becomes probable that a liability has been incurred, and the amount can be reasonably estimated. In most cases only a range of reasonably probable costs can be estimated. In establishing the Company’s reserves, the most probable estimated amount is used when determinable, and the minimum amount is used when no single amount in the range is more probable. The Company’s environmental reserves include the costs of completing remedial investigation and feasibility studies, remedial and corrective actions, regulatory oversight costs, the cost of operation and maintenance of the remedial action plan, and employee compensation costs for employees who are expected to devote a significant amount of time to remediation efforts. Calculation of environmental reserves is based on the evaluation of currently available information with respect to each individual environmental site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. Such estimates are based on the expected costs of investigation and remediation and the likelihood that other potentially responsible parties will be able to fulfill their commitments at sites where the Company may be jointly or severally liable. The Company recognizes amounts recoverable from insurance carriers, the U.S. government or other third parties, when the collection of such amounts is probable (see Note 7(c) and (d)).
     m. Retirement Benefits
     The Company previously had a defined benefit pension plan covering substantially all salaried and hourly employees (see discussion below). In addition, the Company provides medical and life insurance benefits (“postretirement benefits”) to certain eligible retired employees, with varied coverage by employee group. Annual charges to income are made for the cost of the plans, including current service costs, interest costs on benefit obligations, and net amortization and deferrals, increased or reduced by the return on assets.
     On November 25, 2008, the Company decided to amend the defined benefit pension and benefits restoration plans to freeze future accruals under such plans. Effective February 1, 2009 and July 31, 2009, future benefit accruals for all current salaried employees and collective bargaining unit employees were discontinued, respectively. No employees lost their previously earned pension benefits. As a result of the amendment and freeze, the Company incurred a curtailment charge of $14.6 million in the fourth quarter of fiscal 2008 primarily due to the immediate recognition of unrecognized prior service costs (see Note 6).
     n. Conditional Asset Retirement Obligations
     Conditional asset retirement obligations (“CARO”) are legal obligations associated with the retirement of long-lived assets. These liabilities are initially recorded at fair value and the related asset retirement costs are capitalized by increasing the carrying amount of the related assets by the same amount as the liability. Asset retirement costs are subsequently depreciated over the useful lives of the related assets. Subsequent to initial recognition, the Company records period-to-period changes in the CARO liability resulting from the passage of time and revisions to either the timing or the amount of the estimate of the undiscounted cash flows.
     The Company’s estimate of CAROs associated with owned properties relates to estimated costs necessary for the legally required removal or remediation of various regulated materials, primarily asbestos disposal and radiological decontamination of an ordnance manufacturing facility. For CAROs that are not expected to be retired in the next fifteen (15) years, the Company estimated the retirement date of such asset retirement obligations to be thirty (30) years from the date of adoption. For leased properties, such obligations relate to the estimated cost of contractually required property restoration.
     The changes in the carrying amount of CAROs since November 30, 2007 were as follows (in millions):

Balance as of November 30, 2007	$13.4
Additions and other, net	(0.9)
Accretion	1.0

Balance as of November 30, 2008	13.5
Additions and other, net	(1.0)
Accretion	1.1

Balance as of November 30, 2009	$13.6

     o. Advance Payments on Contracts
     The Company receives advances from customers which may exceed costs incurred on certain contracts. Such advances, other than those reflected as a reduction of inventories as progress payments, are classified as current liabilities.
     p. Loss Contingencies
     The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for resolution of these claims. These estimates are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations or cash flows for any particular period could be materially affected by changes in estimates or the effectiveness of strategies related to these proceedings.
     q. Warranties
     The Company provides product warranties in conjunction with certain product sales. The majority of the Company’s warranties are a one-year standard warranty for parts, workmanship, and compliance with specifications. On occasion, the Company has made commitments beyond the standard warranty obligation. While the Company has contracts with warranty provisions, there is not a history of any significant warranty claims experience. A reserve for warranty exposure is made on a product by product basis when it is both estimable and probable. These costs are included in the program’s estimate at completion and are expensed in accordance with the Company’s revenue recognition methodology as allowed under GAAP for that particular contract.
     r. Revenue Recognition
     The Company considers the nature of the individual underlying contract and the type of products and services provided in determining the proper accounting for a particular contract. Each method is applied consistently to all contracts having similar characteristics, as described below. The Company typically accounts for these contracts using the percentage-of-completion method, and progress is measured on a cost-to-cost or units-of-delivery basis. Sales are recognized using various measures of progress depending on the contractual terms and scope of work of the contract. The Company recognizes revenue on a units-of-delivery basis when contracts require unit deliveries on a frequent and routine basis. Sales using this measure of progress are recognized at the contractually agreed upon unit price. Where the scope of work on contracts principally relates to research and/or development efforts, or the contract is predominantly a development effort with few deliverable units, the Company recognizes revenue on a cost-to-cost basis. In this case, sales are recognized as costs are incurred and include estimated earned fees or profits calculated on the basis of the relationship between costs incurred and total estimated costs at completion. Revenue on service or time and material contracts is recognized when performed. If at any time expected costs exceed the value of the contract, the loss is recognized immediately.
     Certain government contracts contain cost or performance incentive provisions that provide for increased or decreased fees or profits based upon actual performance against established targets or other criteria. Incentive and award fees, which are generally awarded at the discretion of the customer, are included in estimated contract revenue at the time the amounts can be reasonably determined and are reasonably assured based on historical experience and anticipated performance. The Company continually evaluates its performance and incorporates any anticipated changes in penalties and cost incentives into its revenue and earnings calculations. Performance incentives, which increase or decrease earnings based solely on a single significant event, generally are not recognized until an event occurs.
     Revenue from real estate asset sales is recognized when a sufficient down-payment has been received, financing has been arranged and title, possession and other attributes of ownership have been transferred to the buyer. The allocation to cost of sales on real estate asset sales is based on a relative fair market value computation of the land sold which includes the basis on the Company’s book value, capitalized entitlement costs, and an estimate of the Company’s continuing financial commitment.
     Revenue that is not derived from long-term development and production contracts, or real estate asset transactions, is recognized when persuasive evidence of a final agreement exists, delivery has occurred, the selling price is fixed or determinable and payment from the customer is reasonably assured. Sales are recorded net of provisions for customer pricing allowances.
     s. Research and Development
     Company-sponsored research and development (“R&D”) expenses were $15.4 million in fiscal 2009, $11.4 million in fiscal 2008, and $17.0 million in fiscal 2007. Company-sponsored R&D expenses include the costs of technical activities that are useful in developing new products, services, processes, or techniques, as well as expenses for technical activities that may significantly improve existing products or processes. These expenses are generally allocated among all contracts and programs in progress under U.S. government contractual arrangements.
     Customer-sponsored R&D expenditures, which are funded under government contracts, totaled $245.3 million in fiscal 2009, $252.4 million in fiscal 2008, and $269.0 million in fiscal 2007. Expenditures under customer-sponsored R&D funded government contracts are accounted for as sales and cost of products sold.
     t. Stock-based Compensation
     The Company recognizes stock-based compensation in the statement of operations at the grant-date fair value of stock awards issued to employees and directors. The Company elected to use the short-cut method for determining the historical pool of windfall tax benefits and the tax law ordering approach for purposes of determining whether an excess tax benefit has been realized.
     u. Impairment or Disposal of Long-Lived Assets
     Impairment of long-lived assets is recognized when events or circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; or a current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the Company determines that an asset is not recoverable, then the Company would record an impairment charge if the carrying value of the asset exceeds its fair value.
     A long-lived asset classified as “held for sale” is initially measured at the lower of its carrying amount or fair value less costs to sell. In the period that the “held for sale” criteria are met, the Company recognizes an impairment charge for any initial adjustment of the long-lived asset amount. Gains or losses not previously recognized resulting from the sale of a long-lived asset is recognized on the date of sale.
     v. Foreign Currency Transactions
     Foreign currency transaction (losses) and gains were ($1.6) million in fiscal 2009, $0.6 million in fiscal 2008, and ($0.1) million in fiscal 2007 which are reported as a component of discontinued operations. The Company’s foreign currency transactions were associated with the Company’s former GDX business, including Snappon SA, which is classified as a discontinued operations in these consolidated financial statements and notes to consolidated financial statements.

     w. Concentrations
     Dependence upon government programs and contracts
     Sales in fiscal 2009, 2008, and 2007 directly and indirectly to the U.S. government and its agencies, including sales to the Company’s significant customers discussed below, totaled $701.3 million, $641.7 million, and $665.9 million, respectively. The demand for certain of the Company’s services and products is directly related to the level of funding of government programs.
     Major customers
     Customers that represented more than 10% of net sales for the fiscal years presented are as follows:

	Year Ended
	2009	2008	2007
Raytheon	31%	27%	28%
Lockheed Martin	26	26	28
     Credit Risk
     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash equivalents and trade receivables. The Company’s cash and cash equivalents are held and managed by recognized financial institutions that follow the Company’s investment policy. The investment policy limits the amount of credit exposure to any one security issue or issuer and the Company does not believe significant concentration of credit risk exists with respect to these investments. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an appropriate allowance for uncollectible accounts receivable based upon the expected collectiblity of all accounts receivable. The Company’s accounts receivables are generally unsecured and are not backed by collateral from its customers. Customers that represented more than 10% of accounts receivable for the periods presented are as follows:

	As of November 30,
	2009	2008
Lockheed Martin	38%	35%
Raytheon	29	26
     Dependence on Single Source and Other Third Party Suppliers
     The Company depends on a single or limited number of outside suppliers for raw materials. The Company closely monitors sources of supply to assure that adequate raw materials and other supplies needed in the manufacturing processes are available. As a U.S. government contractor, the Company is frequently limited to procuring materials and components from sources of supply that meet rigorous customer and/or government specifications. In addition, as business conditions, DoD budgets, and Congressional allocations change, suppliers of specialty chemicals and other materials sometime consider dropping low-volume items from their product lines, which may require us to qualify new suppliers for raw materials on key programs. Current suppliers of some raw materials used in the manufacturing of rocket nozzles, composite cases and explosives have announced plans to relocate, close, and/or discontinue certain product lines. These materials, which include TPB/Flexzone, Iron Oxide lacquer and other constituents, are used industry-wide and are key to many of the Company’s motor and warhead programs. The Company continues its efforts at qualifying new suppliers and products for these materials and expects that materials will be available in time to meet future production needs. In some situations, increased costs related to new suppliers may not be recoverable under government contracts. In addition, some of these materials may have to be procured from offshore suppliers.
     The supply of ammonium perchlorate, a principal raw material used in solid propellant, is limited to a single source that supplies the entire domestic solid propellant industry with actual pricing based on the total industry demand. Significant reductions in the total national demand will likely result in significant unit price increases. Where possible, Aerojet has protective price re-determinable language incorporated into contracts with its customers. The industry also currently relies on one primary supplier for carbon fiber, which is used in the production of composite materials. This supplier has multiple manufacturing lines for such material. Although other sources of carbon fiber exist, the addition of a new supplier would require the Company to qualify the new source for use. The Japanese government has imposed export restrictions on materials that are to be used in offensive weapons systems. To date, this has not impacted production but has increased the lead times associated with the product as its export has to be approved by the Japanese Defense Ministry. Characterization of domestic sources of carbon fiber is underway by the extended aerospace industry.
     The Company is also impacted, as is the rest of the industry, by increases in the prices and lead-times of raw materials used in production on various fixed-price contracts. Additionally, where possible, the Company has negotiated with its customers economic and/or price adjustment clauses tied to commodity indices. The Company’s past success in negotiating these terms is no indication of its ability to continue to do so. The U.S. DoD has begun to rigorously enforce the provisions of the “Berry Amendment” (Defense Federal Acquisition Regulations 225-7002, 252.225-7014) which imposes a requirement to procure only certain strategic materials critical to national security from U.S. sources. Due to limited U.S. supply of these materials and the requirement to use domestic sources, lead times and cost impacts have been significant.
     Prolonged disruptions in the supply of any of the Company’s key raw materials, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply, and/or a continuing increase in the prices of raw materials could have a material adverse effect on the Company’s operating results, financial condition, and/or cash flows.
     Workforce
     As of November 30, 2009, 13% of the Company’s 3,071 employees were covered by collective bargaining agreements which are due to expire in 2011 and 2012.
     x. Recently Adopted Accounting Pronouncements
     On December 1, 2007, the Company adopted the new standards that specified the accounting for uncertainty in income taxes. As of December 1, 2007, the Company had $3.2 million of unrecognized tax benefits, $3.0 million of which would impact their effective tax rate if recognized. The adoption resulted in a reclassification of certain tax liabilities from current to non-current, a reclassification of certain tax indemnification liabilities from income taxes payable to other current liabilities, and a cumulative effect adjustment benefit of $9.1 million that was recorded directly to the accumulated deficit. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. Interest and penalties are immaterial at the date of adoption and are included in unrecognized tax benefits. As of November 30, 2009, the Company had approximately $0.2 million of accrued interest and penalties related to uncertain tax positions. The tax years ended November 30, 2006 through November 30, 2009 remain open to examination for U.S. federal income tax purposes. For the Company’s other major taxing jurisdictions, the tax years ended November 30, 2005 through November 30, 2009 remain open to examination.
     On December 1, 2007, the Company adopted new standards that specified fair value measurements for financial instruments. Although the adoption of the new standards did not materially impact the Company’s financial condition, results of operations, or cash flows, the Company is now required to provide additional disclosures in the notes to consolidated financial statements.
     On December 1, 2007, the Company adopted the new standards related to accounting for the fair value option for financial assets and liabilities. At the date of adoption, the Company did not elect to use the fair value option for any of its outstanding financial assets or liabilities. Accordingly, the adoption of the new standards did not have an impact on the Company’s financial position, results of operations, or cash flows.
     As of December 1, 2008, the Company adopted the new standards related to accounting for non-refundable advance payments for goods or services to be used in future research and development activities. The new standards provides guidance on whether non-refundable advance payments for goods that will be used or services that will be performed in future research and development activities should be accounted for as research and development costs or deferred and capitalized until the goods have been delivered or the related services have been rendered. The adoption of the new standards did not have a material impact on the Company’s financial position, results of operations, or cash flows.
     As of December 1, 2008, the Company adopted new standards that specified fair value measurements as it relates to non-financial assets and liabilities.
     As of August 31, 2009, the Company adopted new standards which provide authoritative accounting literature related to subsequent events, which was previously addressed only in the auditing literature. The new guidance is largely similar to the current guidance in the auditing literature with some exceptions that are not intended to result in significant changes in practice. The adoption of the new standards did not have a material impact on the Company’s financial position, results of operations, or cash flows.
     As of November 30, 2009, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”) which became the single source of authoritative non-governmental GAAP, superseding various existing authoritative accounting pronouncements. The Codification establishes one level of authoritative GAAP. All other literature is considered non-authoritative. There were no changes to the Company’s consolidated financial statements due to the implementation of the Codification other than changes in reference to various authoritative accounting pronouncements in the consolidated financial statements.

     As of November 30, 2009, the Company adopted the accounting standards which require the measurement of the pension and postretirement plans assets and benefit obligations at the Company’s fiscal year end. Previously, the Company performed the measurement as of August 31 of each fiscal year. As a result of implementing the measurement date provision, the Company recorded an additional quarter of pension and other postretirement benefit costs as of November 30, 2009 as a $0.4 million increase to accumulated deficit and a $0.2 million decrease to accumulated other comprehensive loss.
     y. New Accounting Pronouncements
     In December 2008, the FASB issued additional disclosure requirements for plan assets of defined benefit pension or other postretirement plans. The required disclosures include a description of the Company’s investment policies and strategies, the fair value of each major category of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets, and the significant concentrations of risk within plan assets. The disclosures are required for fiscal years ending after December 15, 2009. The Company is currently evaluating the impact of this guidance on its reporting requirements.
     z. Subsequent Events
     The Company evaluates events or transactions that occur after the balance sheet date but before financial statements are issued for potential recognition or disclosure in the financial statements. The issuance of financial statements is the earlier of when the financial statements are widely distributed to all shareholders and other financial statements users or filed with the Securities Exchange Commission (“SEC”). See Note 15.

2. Income (Loss) Per Share of Common Stock
     A reconciliation of the numerator and denominator used to calculate basic and diluted income (loss) per share of common stock (“EPS”) is presented in the following table:

	Year Ended
	2009	2008	2007
	As adjusted (Note 1(b))
	(In millions, except per share amounts; shares in thousands)
Numerator for Basic and Diluted EPS
Income (loss) from continuing operations	$58.9	$(5.1)	$34.9
(Loss) income from discontinued operations, net of income taxes	(6.7)	(0.1)	27.9

Net income (loss) for basic earnings per share	52.2	(5.2)	62.8
Interest on contingent convertible subordinated notes	5.0	—	5.0

Net income (loss) available to common shareholders, as adjusted for diluted earnings per share	$57.2	$(5.2)	$67.8

Denominator
Basic weighted average shares	58,429	57,230	56,213
Effect of:
Contingent convertible subordinated notes	8,101	—	8,101
Employee stock options	—	—	190
Restricted stock awards	20	—	120

Diluted weighted average shares	66,550	57,230	64,624

Basic EPS:
Income (loss) per share from continuing operations	$1.00	$(0.09)	$0.62
(Loss) income per share from discontinued operations, net of income taxes	(0.11)	—	0.50

Net income (loss) per share	$0.89	$(0.09)	$1.12

Diluted EPS:
Income (loss) per share from continuing operations	$0.96	$(0.09)	$0.62
(Loss) income per share from discontinued operations, net of income taxes	(0.10)	—	0.43

Net income (loss) per share	$0.86	$(0.09)	$1.05

     The following table sets forth the potentially dilutive securities excluded from the computation because their effect would have been anti-dilutive:

	Year Ended
	2009	2008	2007
	As adjusted (Note 1(b)) (In thousands)
4% Notes(1)	—	8,101	—
5 3/4% convertible subordinated notes (“5 3/4%Notes”)(2)	—	—	449
Employee stock options	1,291	1,326	329
Restricted stock awards	16	15	—

Total potentially dilutive securities	1,307	9,442	778

(1)	In January 2010, the Company redeemed $124.7 million principal amount of 4% Notes which were presented to the Company for payment (see Note 15).

(2)	The 5 3/4% Notes matured in April 2007.

The Company’s 2 1/4% Debentures were not included in the computation of diluted earnings per share because the market price of the common stock did not exceed the conversion price and only the conversion premium for these debentures is settled in common shares.

3. Balance Sheet Accounts and Supplemental Disclosures
     a. Accounts Receivable

	As of November 30,
	2009	2008
	(In millions)
Billed	$83.0	$49.3
Unbilled	29.9	45.8

Total receivables under long-term contracts	112.9	95.1

Other receivables	3.4	2.2

Accounts receivable	$116.3	$97.3

     The unbilled receivable amounts as of November 30, 2009 expected to be collected after one year is $3.0 million. Such amounts are billed either upon delivery of completed units or settlement of contracts.
     b. Inventories

	As of November 30,
	2009	2008
	(In millions)
Long-term contracts at average cost	$212.2	$214.4
Progress payments	(153.6)	(147.3)

Total long-term contract inventories	58.6	67.1

Raw materials	0.3	0.2
Work in progress	2.9	2.7
Finished goods	—	0.4

Total other inventories	3.2	3.3

Inventories	$61.8	$70.4

     As of November 30, 2009 and 2008, long-term contract inventories include $8.7 million and $9.6 million, respectively, of deferred qualification costs. Realization of the deferred costs at November 30, 2009 is dependent upon receipt of future firm orders. The Company believes recovery of these costs to be probable and specifically identifiable to future contracts. In addition, long-term contract inventories included an allocation of general and administrative costs incurred throughout fiscal 2009 and fiscal 2008 estimated to be $110.3 million and $113.4 million, respectively, and the cumulative amount of general and administrative costs in long-term contract inventories is estimated to be $6.6 million and $8.4 million at November 30, 2009 and 2008, respectively.
     c. Property, Plant and Equipment, net

	As of November 30,
	2009	2008
	(In millions)
Land	$33.2	$33.2
Buildings and improvements	148.9	146.2
Machinery and equipment	376.6	364.8
Construction-in-progress	7.4	14.0

	566.1	558.2
Less: accumulated depreciation	(436.2)	(420.3)

Property, plant and equipment, net	$129.9	$137.9

     Depreciation expense for fiscal 2009, 2008, and 2007 was $23.0 million, $22.9 million, and $23.9 million, respectively.

     d. Intangible Assets

	Gross
	Carrying	Accumulated	Net Carrying
As of November 30, 2009	Amount	Amortization	Amount
	(In millions)
Customer related	$10.7	$3.6	$7.1
Acquired technology	18.3	6.9	11.4

Intangible assets	$29.0	$10.5	$18.5

	Gross
	Carrying	Accumulated	Net Carrying
As of November 30, 2008	Amount	Amortization	Amount
	(In millions)
Customer related	$10.7	$3.1	$7.6
Acquired technology	18.3	5.8	12.5

Intangible assets	$29.0	$8.9	$20.1

     Amortization expense related to intangible assets was $1.6 million in fiscal 2009, 2008, and 2007. Amortization expense for fiscal 2010 related to intangible assets is estimated to be approximately $1.6 million annually. Amortization expense for fiscal 2011 through 2014 related to intangible assets is estimated to be approximately $1.5 million annually.
     e. Other Noncurrent Assets, net

	As of November 30,
	2009	2008
	As adjusted (Note 1(b))
	(In millions)
Receivable from Northrop Grumman Corporation (“Northrop”)	$53.4	$45.7
Deferred financing costs	6.1	11.6
Other	32.1	35.4

Other noncurrent assets, net	$91.6	$92.7

     During the first quarter of fiscal 2010, the Company began classifying the amortization of deferred financing costs as a component of interest expense and all prior periods have been conformed to the current presentation. Amortization of deferred financing costs was previously reported as a component of amortization expense. The Company amortizes deferred financing costs over the estimated life of the related debt. Amortization of financing costs was $5.2 million, $2.6 million, and $1.9 million in fiscal 2009, 2008, and 2007, respectively.
     f. Other Current Liabilities

	As of November 30,
	2009	2008
	(In millions)
Accrued compensation and employee benefits	$47.8	$43.8
Legal settlements	11.4	6.3
Interest payable	6.1	5.6
Contract loss provisions	3.0	4.3
Deferred revenue	2.2	2.1
Other	37.0	31.6

Other current liabilities	$107.5	$93.7

     g. Other Noncurrent Liabilities

	As of November 30,
	2009	2008
	(In millions)
Legal settlements	$18.9	$26.6
Conditional asset retirement obligations	13.6	13.5
Deferred revenue	10.4	11.2
Deferred compensation	7.1	6.2
Other	4.1	7.5

Other noncurrent liabilities	$54.1	$65.0

     h. Accumulated Other Comprehensive Loss, Net of Income Taxes
     The components of accumulated other comprehensive loss related to the Company’s retirement benefit plans and the related income tax effects are presented in the following table:

	As of November 30,
	2009	2008	2007
	(In millions)
Actuarial losses, net	$(358.4)	$(35.7)	$(27.6)
Prior service credits (costs)	4.6	4.0	(7.9)

Accumulated other comprehensive loss	$(353.8)	$(31.7)	$(35.5)

     The estimated amounts that will be amortized from accumulated other comprehensive loss into net periodic benefit (income) expense in fiscal 2010 are as follows:

	Pension	Medical and
	Benefits	Life Benefits
	(In millions)
Recognized actuarial losses (gains), net	$58.8	$(3.9)
Amortization of prior service costs	—	0.1

	$58.8	$(3.8)

4. Income Taxes
     The Company files a consolidated U.S. federal income tax return with its wholly-owned subsidiaries. The components of the Company’s income tax (benefit) provision from continuing operations are as follows:

	As of November 30,
	2009	2008	2007
	(In millions)
Current
U.S. federal	$(21.3)	$(7.3)	$(13.3)
State and local	2.4	0.2	(5.1)

	(18.9)	(7.1)	(18.4)

Deferred
U.S. federal	1.1	6.5	0.3
State and local	0.2	1.5	—

	1.3	8.0	0.3

Income tax (benefit) provision	$(17.6)	$0.9	$(18.1)

     A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate on earnings from continuing operations is as follows:

	Year Ended
	2009	2008	2007
	As adjusted (Note 1(b))
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of U.S. federal income tax effect	2.3	(3.1)	13.7
Tax settlements and refund claims, including interest	(41.3)	9.1	(35.0)
Reserve adjustments	(10.0)	(59.4)	(40.0)
Valuation allowance adjustments	(32.9)	22.0	(79.1)
Unregistered stock rescission	1.1	(13.7)	—
Other, net	3.3	(9.9)	(3.4)

Effective income tax rate	(42.5)%	(20.0)%	(108.8)%

     The income tax benefit of $17.6 million in fiscal 2009 is primarily related to new guidance that was published by the Chief Counsel’s Office of the Internal Revenue Service (“IRS”) in December 2008 clarifying which costs qualify for ten-year carryback of tax net operating losses for refund of prior years’ taxes. As a result of the clarifying language, the Company recorded during the first quarter of fiscal 2009 an income tax benefit of $19.7 million, of which $14.5 million was for the release of the valuation allowance associated with the utilization of the qualifying tax net operating losses and $5.2 million was for the recognition of affirmative claims related to previous uncertain tax positions associated with prior years refund claims related to the qualifying costs.

     In fiscal 2008, although the Company generated $2.5 million in income from continuing operations, the Company had a tax loss primarily related to the impact of the fiscal 2008 change in tax method of accounting adopted for unbilled receivables. The new tax method of accounting adopted in fiscal 2008 in accordance with guidance published by the IRS defers such revenue until the all events test is met for tax purposes. The fiscal 2008 tax net operating loss from continuing operations resulted in an income tax benefit of $9.5 million for carryback to prior years and a refund of previously paid taxes. Due to the tightening of the credit market in the fourth quarter of fiscal 2008, a tax planning strategy relied on for realizability of a portion of the deferred tax assets ceased to be prudent and feasible, resulting in a charge to deferred income tax expense of $8.0 million and a corresponding increase to the valuation allowance.
     The income tax benefit in fiscal 2007 reflects a $6.3 million benefit from continuing operations for the carryback of current and prior year losses resulting in refunds of previously paid taxes and a $12.2 million benefit primarily from U.S. federal and state income tax settlements including research and development credit claim benefits, manufacturer’s investment credit claim benefits, and certain statute expirations, which is partially offset by $0.4 million of current state tax expense.
     A valuation allowance has been recorded to offset the net deferred tax assets at November 30, 2009 and 2008 to reflect the uncertainty of realization. A valuation allowance is required when it is more-likely-than-not that all or a portion of net deferred tax assets may not be realized. A review of all available positive and negative evidence is considered, including past and future performance, the market environment in which the Company operates, utilization of tax attributes in the past, length of carryback and carryforward periods, and evaluation of potential tax planning strategies when evaluating the realizability of deferred tax assets.
     Forming a conclusion that a valuation allowance is not required is difficult when there is negative evidence such as cumulative losses in recent years. The Company determines cumulative losses on a rolling twelve-quarter basis and the analysis includes the retirement benefit plan losses in accumulated other comprehensive loss. Accordingly, the Company has maintained a full valuation allowance on all of its net deferred tax assets.
     The Company is routinely examined by domestic and foreign tax authorities. While it is difficult to predict the outcome or timing of a particular tax matter, the Company believes it has adequately provided reserves for any reasonable foreseeable outcome related to these matters.
     A reconciliation of the change in unrecognized tax benefits from December 1, 2007 to November 30, 2009 is as follows (in millions):

Unrecognized tax benefits at December 1, 2007	$3.2
Gross increases for tax positions taken during the year	2.7
Lapse of statue of limitations	(0.1)

Unrecognized tax benefits at November 30, 2008	5.8
Gross increases for tax positions taken during the year	1.9
Gross decreases for resolved tax controversies during the year	(5.2)

Unrecognized tax benefits at November 30, 2009	$2.5

     The increase in reserves during fiscal 2009 is primarily related to potential for double taxed income in certain states; and state deferred tax liabilities, the current period recognition of which is uncertain. The decrease in the reserve balance is the result of new guidance published by the IRS clarifying which costs qualify for ten-year carryback. The reserve was reduced by $5.2 million for the recognition of affirmative claims related to uncertain tax positions associated with prior years refund claims related to such qualifying costs. Due to the high degree of uncertainty regarding the timing of potential future cash flows associated with these liabilities, the Company is unable to make a reasonably reliable estimate of the amount and period in which these liabilities might be paid.
     The increase in reserves during fiscal 2008 is primarily related to affirmative claims under ten-year carryback provisions of the Internal Revenue Code.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities for continuing operations are as follows:

	As of November 30,
	2009	2008
	As adjusted (Note 1(b))
	(In millions)
Deferred Tax Assets
Accrued estimated costs	$55.4	$30.8
Tax losses and credit carryforwards	94.8	178.8
Net cumulative defined benefit pension plan losses	89.2	—
Retiree medical and life benefits	33.9	31.0
Valuation allowance	(245.1)	(187.7)

Total deferred tax assets	28.2	52.9
Deferred Tax Liabilities
Net cumulative defined benefit pension plan gains	—	32.4
Basis difference in assets and liabilities	8.5	8.0
U.S. federal effect of state deferred taxes	17.9	11.6
Other	11.4	9.2

Total deferred tax liabilities	37.8	61.2

Total net deferred tax liabilities	(9.6)	(8.3)
Less: deferred tax assets (liabilities) expected to be realized within one year	—	—

Total long-term deferred tax liabilities	$(9.6)	$(8.3)

     The year of expiration for the Company’s state and U.S. federal net operating loss carryforwards as of November 30, 2009 were as follows:

Year Ended November 30,	State	Federal
	(In millions)
2016	$35.8	$—
2017	130.3	—
2018	28.9	—
2019	15.1	—
2020	19.9	—
2024	—	28.5
2025	—	122.3

	$230.0	$150.8

     Approximately $9.2 million of the net operating loss carryforwards relate to the exercise of stock options, the benefit of which will be credited to equity when realized. In addition, the Company has U.S. federal and state capital loss carryforwards of approximately $7.8 million and $0.2 million, respectively, which begins expiring in fiscal 2010. The decrease in capital loss carryforwards from the previous fiscal year is the result of:

	State	Federal
	(In millions)
Utilization	$44.7	$41.8
Expiration	18.0	110.2

	$62.7	$152.0

     The Company also has a U.S. federal research credit carryforward of $7.2 million which begins expiring in fiscal 2021, and a California research credit carryforward of $4.1 million which has an indefinite carryforward period. Additionally, the Company has a California manufacturing investment credit carryforward of $0.6 million which begins expiring in fiscal 2011; and a foreign tax credit carryforward of $5.9 million which begins expiring in fiscal 2010, if not utilized. These tax carryforwards are subject to examination by the tax authorities.

5. Long-Term Debt

	As of November 30,
	2009	2008
	As adjusted (Note 1(b))
	(In millions)
Senior debt	$68.3	$69.0
Senior subordinated notes	97.5	97.5
Convertible subordinated notes	254.4	246.9
Other debt	1.4	2.7

Total debt, carrying amount	421.6	416.1
Less: Amounts due within one year
Senior debt	17.1	0.6
Other debt	0.7	1.4

Total long-term debt, carrying amount	$403.8	$414.1

     See Note 15 for a discussion on recent changes to the Company’s capital structure.
     As of November 30, 2009, the Company’s annual fiscal year debt contractual maturities are summarized as follows (in millions):

2010(1)	$142.8
2011(2)	147.7
2012	0.5
2013	147.6

Total debt	$438.6

(1)	Includes the $125.0 million 4% Notes due January 2024 that can be put to the Company in January 2010 at a price equal to 100% of the principal amount, plus accrued and unpaid interest, including contingent interest and liquidated damages, if any. The 4% Notes are classified as non-current on the consolidated balance sheet as of November 30, 2009 since the Company refinanced the 4% Notes with the issuance of new debt instruments in December 2009 (see Note 15).

(2)	Excludes the $17.0 million debt discount on the $146.4 million principal amount 2 1/4% Debentures due November 2024 that can be put to the Company in November 2011 at a price equal to 100% of the principal amount plus accrued and unpaid interest, including liquidated damages, if any, payable in cash, to but not including the repurchase date, plus, in certain circumstances, a make-whole premium, payable in common stock.
     a. Senior Debt:

	As of
	November 30,
	2009	2008
	(In millions)
Term loan, bearing interest at various rates (rate of 2.51% as of November 30, 2009), payable in quarterly installments of $175,019 plus interest, maturing in 2013	$68.3	$69.0

     $280 million senior credit facility (“Senior Credit Facility”)
     In June 2007, the Company entered into an amended and restated Senior Credit Facility with Wachovia Bank, National Association as administrative agent (the “Administrative Agent”), JP Morgan Chase Bank, N.A. as Syndication Agent, the subsidiaries of the Company from time to time party thereto, as guarantors, and a syndicate of lenders from time to time party thereto for an $80.0 million revolving credit facility (“Revolver”) maturing in June 2012, and a $200.0 million credit-linked facility maturing in April 2013, which comprises the Senior Credit Facility. The credit-linked facility consists of a $75.0 million term loan subfacility and a $125.0 million letter of credit subfacility.
     On May 1, 2009, the Company entered into the First Amendment and Consent (the “Amendment”) to the Company’s existing Credit Agreement. Snappon SA, a French subsidiary of the Company, that is neither a Credit Party nor Significant Subsidiary (as defined under the Credit Agreement) and has no operations, has had legal judgments rendered against it under French law, aggregating €2.9 million plus interest related to wrongful discharge claims by certain former employees of Snappon SA. Under the Amendment, the Required Lenders (as defined under the Credit Agreement) agreed (i) that an event of default will not be triggered with respect to the legal judgments rendered against Snappon SA, unless the judgments equal or exceed $10.0 million and shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof and (ii) to consent to the commencement of voluntary or involuntary bankruptcy, insolvency or similar proceedings with respect to Snappon SA and that any such proceeding would not constitute an Event of Default under the Credit Agreement. Additionally, the Company agreed to temporarily reduce its borrowing availability under the Revolving Loan (as defined therein) from $80.0 million to $60.0 million commencing on May 1, 2009 and ending on the earlier of (i) the date on which an amendment that permits the renewal, refinancing, or extension of the 4% Notes (as defined therein) has been approved by the Required Lenders and (ii) the date on which the Company redeems the 4% Notes in accordance with the terms of the Credit Agreement.
     On November 24, 2009, the Company entered into a joinder agreement to add Easton Development Company, LLC as a guarantor party to the indenture.
     The interest rate on LIBOR rate borrowings under the Revolver is LIBOR plus 225 basis points, subject to downward adjustment if the leverage ratio, as defined, is less than 4.00 to 1.00, and the interest rate on the term loan is LIBOR plus 225 basis points. The Company is charged a fee on the total letter of credit subfacility in the amount of 225 basis points per annum plus a fronting fee of 10 basis points per annum on outstanding letters of credit and other customary charges applicable to facilities of this type. The Company is also charged a commitment fee on the unused portion of the Revolver in the amount of 50 basis points per annum, subject to downward adjustment after fiscal 2007 if the leverage ratio, as defined, is less than 4.00 to 1.00.
     As of November 30, 2009, the borrowing limit under the Revolver was $60.0 million with $59.2 million available due to an outstanding letter of credit in the amount of $0.8 million. Also as of November 30, 2009, the Company had $84.5 million outstanding letters of credit under the $125.0 million letter of credit subfacility and had permanently reduced the amount of its term loan subfacility to the $68.3 million outstanding.
     During fiscal 2010, the Company will be required to make a principal payment of $16.6 million on the term loan subfacility due to the excess cash flow provisions of the Credit Agreement. The principal payment must be made within 110 days of November 30, 2009. In the event that the leverage ratio is less than or equal to 3.0 to 1.0, as defined, at the end of any fiscal year during the term of the Senior Credit Facility, no excess cash flow pre-payment would be required under this provision.
     The Senior Credit Facility is collateralized by a substantial portion of the Company’s real property holdings and substantially all of the Company’s other assets, including the stock and assets of its material domestic subsidiaries that are guarantors of the facility. The Company is subject to certain limitations including the ability to: incur additional senior debt, release collateral, retain proceeds from asset sales and issuances of debt or equity, make certain investments and acquisitions, grant additional liens, and make restricted payments, including stock repurchases and dividends. In addition, the Credit Agreement contains certain restrictions surrounding the ability of the Company to refinance its subordinated debt, including provisions that, except on terms no less favorable to the Credit Agreement, the Company’s subordinated debt cannot be refinanced prior to maturity. Furthermore, provided that the Company has cash and cash equivalents of at least $25.0 million after giving effect thereto, the Company may redeem (with funds other than Senior Credit Facility proceeds) the subordinated notes to the extent required by the mandatory redemption provisions of the subordinated note indenture. The Company is also subject to the following financial covenants:

	Actual Ratios as of	Required Ratios	Required Ratios
Financial Covenant	November 30, 2009	Through November 30, 2009	December 1, 2009 and thereafter
Interest coverage ratio	3.97 to 1.00	Not less than: 2.25 to 1.00	Not less than: 2.25 to 1.00
Leverage ratio	3.56 to 1.00	Not greater than: 5.75 to 1.00	Not greater than: 5.50 to 1.00
     The Company was in compliance with its financial and non-financial covenants as of November 30, 2009.
     b. Senior Subordinated Notes:

	As of
	November 30,
	2009	2008
	(In millions)
Senior subordinated notes, bearing interest at 9.50% per annum, interest payments due in February and August, maturing in 2013	$97.5	$97.5

     9 1/2% Senior Subordinated Notes
     In August 2003, the Company issued $150.0 million aggregate principal amount of its 9 1/2% Notes due 2013 in a private placement pursuant to Section 4(2) and Rule 144A under the Securities Act of 1933. The 9 1/2% Notes have been exchanged for registered, publicly tradable notes with substantially identical terms. The 9 1/2% Notes mature in August 2013. All or any portion of the 9 1/2% Notes may be redeemed by the Company at any time on or after August 15, 2008 at redemption prices beginning at 104.75% of the principal amount and reducing to 100% of the principal amount by August 15, 2011.
     In February 2005, the Company redeemed $52.5 million principal amount of its 9 1/2% Notes, representing 35% of the $150 million aggregate principal outstanding. In accordance with the indenture governing the notes, the redemption price was 109.5% of the principal amount of the 9 1/2% Notes redeemed, plus accrued and unpaid interest.
     If the Company undergoes a change of control (as defined in the 9 1/2% Notes indenture) or sells assets, it may be required to offer to purchase the 9 1/2% Notes from the holders of such notes.
     The 9 1/2% Notes are non-collateralized and subordinated to all of the Company’s existing and future senior indebtedness, including borrowings under its Senior Credit Facility. The 9 1/2% Notes rank senior to the 4% Notes and the 2 1/4% Debentures. The 9 1/2% Notes are guaranteed by the Company’s material domestic subsidiaries. Each subsidiary guarantee is non-collateralized and subordinated to the respective subsidiary’s existing and future senior indebtedness, including guarantees of borrowings under the Senior Credit Facility. The 9 1/2% Notes and related guarantees are effectively subordinated to the Company’s and the subsidiary guarantors’ collateralized debt and to any and all debt and liabilities, including trade debt of the Company’s non-guarantor subsidiaries.
     The indenture governing the 9 1/2% Notes limits the Company’s ability and the ability of the Company’s restricted subsidiaries, as defined in the indenture, to incur or guarantee additional indebtedness, make restricted payments, pay dividends or distributions on, or redeem or repurchase, its capital stock, make investments, issue or sell capital stock of restricted subsidiaries, create liens on assets to secure indebtedness, enter into transactions with affiliates and consolidate, merge or transfer all or substantially all of the assets of the Company. The indenture also contains customary events of default, including failure to pay principal or interest when due, cross-acceleration to other specified indebtedness, failure of any of the guarantees to be in full force and effect, failure to comply with covenants and certain events of bankruptcy, insolvency, and reorganization, subject in some cases to notice and applicable grace periods.
     Issuance of the 9 1/2% Notes generated net proceeds of approximately $145.0 million. The Company used a portion of the net proceeds to repay outstanding revolving loans under the Company’s prior credit facility, and the balance of the net proceeds to finance a portion of the purchase price of the acquisition of substantially all of the assets of the propulsion business of Atlantic Research Corporation and to pay related fees and expenses.
     In October 2004, the Company entered into a supplemental indenture to amend the indenture dated August 11, 2003 to (i) permit the refinancing of its outstanding 5 3/4% Notes with new subordinated debt having a final maturity or redemption date later than the final maturity or redemption date of the 5 3/4% Notes being refinanced, and (ii) provide that the Company will have up to ten (10) business days to apply the proceeds of refinancing indebtedness toward the redemption or repurchase of outstanding indebtedness. The supplemental indenture also amended the definition of refinancing indebtedness to include indebtedness, the proceeds of which are used to pay a premium necessary to accomplish a refinancing.
     In June 2006, the Company entered into a second supplemental indenture for the 9 1/2% Notes to amend the indenture dated August 11, 2003, as amended October 2004, to permit the Company to incur additional indebtedness under its previous credit facility.
     On November 24, 2009, the Company entered into a third supplemental indenture for the 9 1/2% Notes to amend the indenture dated August 11, 2003, as amended October 2004 and June 2006, to add Easton Development Company, LLC as a guarantor party to the indenture.

     c. Convertible Subordinated Notes:

	As of November 30,
	2009	2008
	As adjusted (Note 1(b))
	(In millions)
Convertible subordinated debentures, bearing interest at 2.25% per annum, interest payments due in May and November, maturing in 2024, net of debt discount	$129.4	$121.9
Contingent convertible subordinated notes, bearing interest at 4.00% per annum, interest payments due in January and July, maturing in 2024	125.0	125.0

Total convertible subordinated notes	$254.4	$246.9

     2 1/4% Convertible Subordinated Debentures
     In November 2004, the Company issued $80.0 million in aggregate principal amount of its 2 1/4% Debentures in a private placement pursuant to Section 4(2) and Rule 144A under the Securities Act of 1933. In December 2004, an initial purchaser exercised its option to purchase additional 2 1/4% Debentures totaling $66.4 million aggregate principal amount. The 2 1/4% Debentures have been registered for resale for the purchasers who requested registration. The 2 1/4% Debentures mature in November 2024. Interest on the 2 1/4% Debentures accrues at a rate of 2.25% per annum and is payable on May 15 and November 15, beginning May 15, 2005.
     The 2 1/4% Debentures are general unsecured obligations and rank equal in right of payment to all of the Company’s other existing and future subordinated indebtedness, including the 4% Notes. The 2 1/4% Debentures rank junior in right of payment to all of the Company’s existing and future senior indebtedness, including all of its obligations under its Senior Credit Facility and all of its existing and future senior subordinated indebtedness, including the Company’s outstanding 9 1/2% Notes. In addition, the 2 1/4% Debentures are effectively subordinated to any of the Company’s collateralized debt and to any and all debt and liabilities, including trade debt of its subsidiaries.
     Each $1,000 principal of the 2 1/4% Debentures is convertible at each holder’s option, into cash and, if applicable, the Company’s common stock at an initial conversion price of $20 per share (subject to adjustment as provided in the indenture governing the 2 1/4% Debentures) only if: (i) during any fiscal quarter the closing price of the common stock for at least twenty (20) trading days in the thirty (30) consecutive trading day period ending on the last trading day of the preceding fiscal quarter exceeds 130% of the conversion price; (ii) the Company has called the 2 1/4% Debentures for redemption and redemption has not yet occurred; (iii) subject to certain exceptions, during the five (5) business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of the 2 1/4% Debentures for each day of such period is less than 95% of the product of the common stock price on that day multiplied by the conversion rate then in effect; (iv) specified corporate transactions have occurred; or (v) occurrence of a transaction or event constituting a designated event. The Company may be required to pay a make-whole premium in shares of common stock and accrued but unpaid interest if the 2 1/4% Debentures are converted in connection with certain specified designated events occurring on or prior to November 20, 2011. The initial conversion rate of 50 shares for each $1,000 principal amount of the 2 1/4% Debentures is equivalent to a conversion price of $20 per share, subject to certain adjustments. None of these events has occurred subsequent to the issuance of the debentures.
     In the event of conversion of the 2 1/4% Debentures, the Company will deliver, in respect of each $1,000 principal amount of 2 1/4% Debentures tendered for conversion, (1) an amount in cash (“principal return”) equal to the lesser of (a) the principal amount of the converted 2 1/4% Debentures and (b) the conversion value (such value equal to the conversion rate multiplied by the average closing price of common shares over a 10 consecutive-day trading period beginning on the second trading day following the day the Debentures are tendered) and (2) if the conversion value is greater than the principal return, an amount in common shares, with a value equal to the difference between the conversion value and the principal return. Fractional shares will be paid in cash.
     The Company may, at its option, redeem some or all of its 2 1/4% Debentures for cash on or after November 15, 2014, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest, including liquidated damages, if any, to but not including the redemption date. In addition, the Company may, at its option, redeem some or all of its 2 1/4% Debentures on or after November 20, 2011 and prior to November 15, 2014, if the closing price of its common stock for at least twenty (20) trading days in any thirty (30) consecutive trading-day period is more than 140% of the conversion price, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest, including liquidated damages, if any, payable in cash. If the Company so redeems the 2 1/4% Debentures, it will make an additional payment in cash, Company common stock or a combination thereof, at its option, equal to the present value of all remaining scheduled payments of interest on the redeemed debentures through November 15, 2014.

     Each holder may require the Company to repurchase all or part of their 2 1/4% Debentures on November 20, 2011, November 15, 2014 and November 15, 2019, or upon the occurrence of certain events, at a price equal to 100% of the principal amount of the 2 1/4% Debentures plus accrued and unpaid interest, including liquidated damages, if any, payable in cash, to but not including the repurchase date, plus, in certain circumstances, a make-whole premium, payable in Company common stock.
     The indenture governing the 2 1/4% Debentures limits the Company’s ability to, among other things, consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to any other person unless certain conditions are satisfied. The indenture also contains customary events of default, including failure to pay principal or interest when due, cross-acceleration to other specified indebtedness, failure to deliver cash or shares of common stock as required, failure to comply with covenants and certain events of bankruptcy, insolvency and reorganization, subject in some cases to notice and applicable grace periods.
     Issuance of the 2 1/4% Debentures during fiscal 2004 generated net proceeds of approximately $77.0 million, which were used to repurchase $70.3 million of the 5 3/4% Notes. During fiscal 2005, the initial purchaser exercised its option to purchase an additional $66.4 million of 2 1/4% Debentures; net cash proceeds of approximately $64.0 million were generated which were used to repurchase $59.9 million of the 5 3/4% Notes.
     As of December 1, 2009, the Company adopted the new accounting standards which applies to convertible debt securities that, upon conversion, may be settled by the issuer fully or partially in cash. The Company’s adoption of this guidance affects its 2 1/4% Debentures and required the issuer of convertible debt instruments to separately account for the liability (debt) and equity (conversion option) components of such instruments and retrospectively adjust the financial statements for all periods presented. The fair value of the liability component shall be determined based on the market rate for similar debt instruments without the conversion feature and the residual between the proceeds and the fair value of the liability component is recorded as equity at the time of issuance. Additionally, the pronouncement requires transactions cost to be allocated on the same percentage as the liability and equity components.
     The Company calculated the carrying value of the liability component at issuance as the present value of its cash flows using a discount rate of 8.86%. The carrying value of the liability component was determined to be $97.5 million. The equity component, or debt discount, of the notes was determined to be $48.9 million. The debt discount is being amortized over the period from the issuance date through November 20, 2011 as a non-cash charge to interest expense.
     The $4.9 million of costs incurred in connection with the issuance of the 2 1/4% Debentures were capitalized and bifurcated into deferred financing costs of $3.3 million and equity issuance costs of $1.6 million. The deferred financing costs are being amortized to interest expense from the issuance date through November 20, 2011. As of November 30, 2009, the unamortized portion of the deferred financing costs related to the 2 1/4% Debentures was $1.6 million and was included in other non-current assets on the consolidated balance sheets.
     The following table presents the carrying amounts of the liability and equity components:

	As of November 30,
	2009	2008
	(In millions)
Carrying amount of equity component, net of equity issuance costs	$47.3	$47.3

Principal amount of 2 1/4% Debentures	$146.4	$146.4
Unamortized debt discount	(17.0)	(24.5)

Carrying amount of liability component	$129.4	$121.9

     The following table presents the interest expense components for the 2 1/4% Debentures:

	Year Ended
	2009	2008	2007
	(In millions)
Interest expense-contractual interest	$3.3	$3.3	$3.3
Interest expense-amortization of debt discount	7.5	6.9	6.3
Interest expense-amortization of deferred financing costs	0.8	0.4	0.1
Effective interest rate	8.9%	8.9%	8.9%

4% Contingent Convertible Subordinated Notes
     In January 2004, the Company issued $125.0 million aggregate principal amount of its 4% Notes in a private placement pursuant to Section 4(2) and Rule 144A under the Securities Act of 1933. The 4% Notes have been registered for resale for the purchasers who requested registration. The 4% Notes mature in January 2024. Interest on the 4% Notes accrues at a rate of 4.00% per annum and is payable on January 16 and July 16, beginning July 16, 2004. In addition, contingent interest is payable during any six-month period, commencing with the six-month period beginning January 16, 2008, if the average market price of a 4% Note for the five (5) trading days ending on the third trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the notes. Contingent interest has not been payable subsequent to the issuance of the 4% Notes nor will it be payable during the six-month period beginning January 16, 2009.
     In January 2010, the Company redeemed $124.7 million principal amount of its 4% Notes which were presented to the Company for payment (See Note 15).
     The 4% Notes are general unsecured obligations and rank equal in right of payment to all of the Company’s other existing and future subordinated indebtedness, including the 2 1/4% Debentures. The 4% Notes rank junior in right of payment to all of the Company’s existing and future senior indebtedness, including all of its obligations under its Senior Credit Facility, and all of its existing and future senior subordinated indebtedness, including the Company’s outstanding 9 1/2% Notes. In addition, the 4% Notes are effectively subordinated to any of the Company’s collateralized debt and to any and all debt and liabilities, including trade debt of its subsidiaries.
     Each $1,000 principal amount of the 4% Notes is convertible at each holder’s option into 64.81 shares of the Company’s common stock (subject to adjustment as provided in the indenture governing the 4% Notes) only if: (i) during any calendar quarter the closing price of the common stock for at least twenty (20) trading days in the thirty (30) trading-day period ending on the last trading day of the preceding calendar quarter exceeds 120% of the conversion price; (ii) the Company has called the 4% Notes for redemption and redemption has not yet occurred; (iii) during the five trading day period after any five consecutive trading day period in which the average trading price of the 4% Notes for each day of such period is less than 95% of the product of the common stock price on that day multiplied by the number of shares of common stock issuable upon conversion of $1,000 principal amount of the 4% Notes; or (iv) certain corporate events have occurred. The initial conversion rate of 64.81 shares for each $1,000 principal amount of the 4% Notes is equivalent to a conversion price of $15.43 per share subject to certain adjustments.
     The Company may redeem, at its option, some or all of its 4% Notes for cash on or after January 19, 2010, subject to the consent of the Administrative Agent of the Senior Credit Facility. In addition, the Company may, at its option, redeem some or all of its 4% Notes for cash on or after January 19, 2008 and prior to January 19, 2010, if the closing price of its common stock for at least twenty (20) trading days in the thirty (30) trading-day period ending on the last trading day of the preceding calendar month is more than 125% of the conversion price. Each holder may require the Company to repurchase for cash all or a portion of its 4% Notes on January 16, 2010, 2014, and 2019, or, subject to certain exceptions, upon a change of control (as defined in the 4% Notes indenture). In all cases for either redemption of the 4% Notes or repurchase of the 4% Notes at the option of the holder, the price is equal to 100% of the principal amount of the 4% Notes, plus accrued and unpaid interest, including contingent interest and liquidated damages, if any.
     The indenture governing the 4% Notes limits the Company’s ability to, among other things, consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to any other person unless certain conditions are satisfied. The indenture also contains customary events of default, including failure to pay principal or interest when due, cross-acceleration to other specified indebtedness, failure to deliver shares of common stock as required, failure to comply with covenants and certain events of bankruptcy, insolvency, and reorganization, subject in some cases to notice and applicable grace periods.
     Issuance of the 4% Notes generated net proceeds of approximately $120.0 million, which were first used to repay outstanding revolving loans and prepay twelve (12) months of scheduled term loan principal amortization under the Company’s prior credit facility. The remaining net proceeds were available to be used for general corporate purposes.

     d. Other Debt:

	As of
	November 30,
	2009	2008
	(In millions)
Promissory note, bearing interest at 5.00% per annum, payable in annual installments of $700,000 plus interest, maturing in 2011	$1.4	$2.1
Promissory note, bearing no interest through maturity in 2009	—	0.6

Total other debt	$1.4	$2.7

     In January 2007, the Company purchased, for $4.3 million, approximately 180 acres of land which had been previously leased by the Company. The purchase was financed with $1.5 million of cash and a $2.8 million promissory note. The promissory note is payable in four equal annual installments, matures in January 2011, and bears interest at a per annum rate of 5.00%.
     In March 2008, the Company settled an environmental remediation matter for $1.2 million. Under the terms of the settlement, the Company paid half of the settlement in cash in the second quarter of fiscal 2008 and the remaining amount, collateralized by a promissory note, was paid in the second quarter of fiscal 2009.
6. Retirement Benefits
     a. Plan Descriptions
     Pension Benefits — On November 25, 2008, the Company decided to amend the defined benefit pension and benefits restoration plans to freeze future accruals under such plans. Effective February 1, 2009 and July 31, 2009, future benefit accruals for all current salaried employees and collective bargaining unit employees were discontinued, respectively. No employees lost their previously earned pension benefits. As a result of the amendment and freeze, the Company incurred a curtailment charge of $14.6 million in the fourth quarter of fiscal 2008 primarily due to the immediate recognition of unrecognized prior service costs.
     Normal retirement age is 65, but certain plan provisions allow for earlier retirement. Pension benefits are calculated under formulas based on average earnings and length of service for salaried employees and under negotiated non-wage based formulas for hourly employees. The Company also sponsors a non-qualified Benefit Restoration Plan (“BRP”), which restores benefits that cannot be paid under the qualified pension plan due to IRS limitations. Effective February 1, 2009, future pension benefit accruals for BRP participants were discontinued. As a result of the second amended and restated shareholder agreement (“Shareholder Agreement”), the Company was required to fund into a grantor trust during fiscal 2008 an amount equal to $35.2 million which includes the non-qualified BRP pension liabilities.
     The Pension Protection Act (“PPA”), enacted in August 2006, requires underfunded pension plans to improve their funding ratios within prescribed intervals based on the funded status of the plan as of specified measurement dates. The funded ratio as of November 30, 2008 under the PPA for the Company’s defined benefit pension plan was above the ratio required under the PPA, as amended in 2008. The required ratio to be met as of the Company’s November 30, 2009 measurement date is 94%. During the fourth quarter of fiscal 2009, the Company made a voluntary contribution of $4.4 million to improve the plan’s PPA funded status as of November 30, 2009, although there can be no assurance that the amount of this contribution will be sufficient to meet the required ratio. The final calculated PPA funded ratio as of November 30, 2009 is expected to be completed in the second half of 2010.
     The funded status of the pension plan may be adversely affected by the investment experience of the plan’s assets, by any changes in U.S. law, and by changes in the statutory interest rates used by “tax-qualified” pension plans in the U.S. to calculate funding requirements. Accordingly, if the performance of the Company’s plan’s assets does not meet our assumptions, if there are changes to the IRS regulations or other applicable law or if other actuarial assumptions are modified, our future contributions to our underfunded pension plan could be higher than we expect. In addition, changes to the discount rate used to measure pension liabilities could adversely affect the funded status of the plan. Significant cash contribution requirements to the Company’s pension plan may adversely affect the Company’s ability to meet certain covenants under its Senior Credit Facility which, absent an amendment or refinancing, would result in a default under the Senior Credit Facility and cross defaults on other debt instruments.
     Medical and Life Benefits — The Company provides postretirement benefits to certain eligible retired employees, with varied coverage by employee group. Medical and life benefit obligations are unfunded.

     Defined Contribution 401(k) Benefits — The Company sponsors a defined contribution 401(k) plan and participation in the plan is available to all employees. Company contributions to the plan generally have been based on a percentage of employee contributions and, prior to April 15, 2009, the Company’s contributions to the plan had been directed entirely in the GenCorp Stock Fund. Effective January 15, 2009, the Company discontinued the employer matching component to the defined contribution 401(k) plan for non-union employees. Effective March 15, 2009, exchanges into the GenCorp Stock Fund were no longer permitted. Effective April 15, 2009, all future contribution investment elections directed into the GenCorp Stock Fund were redirected to other investment options and the Company’s union employee matching contributions are being made in cash. The cost of the 401(k) plan was $2.0 million in fiscal 2009, $9.2 million in fiscal 2008, and $9.1 million in fiscal 2007. The Company also sponsors a BRP defined contribution plan designed to enable participants to continue to defer their compensation on a pre-tax basis when such compensation or the participants’ deferrals to tax-qualified plans exceed applicable Internal Revenue Code of 1986, as amended (“IRC”) limits. Under the BRP defined contribution plan, employees who are projected to be impacted by the IRC limits may, on an annual basis, elect to defer compensation earned in the current year such as salary and certain other incentive compensation. Any amounts that are deferred are recorded as liabilities. As a result of the Shareholder Agreement, the Company was required to fund into a grantor trust during fiscal 2008 an amount equal to $35.2 million which includes the BRP defined contribution plan liabilities.

     b. Plan Results
     Summarized below is the balance sheet impact of the Company’s pension benefits and medical and life benefits. Pension benefits include the consolidated qualified plan, and the unfunded non-qualified plan for benefits provided to employees beyond those provided by the Company’s qualified plans. Plan assets, benefit obligations, and the funded status of the plans were determined at November 30, 2009 and August 31, 2008 for fiscal 2009 and 2008, respectively.

			Medical and
	Pension Benefits		Life Benefits
	As of November 30,
	2009	2008	2009	2008
	(In millions)
Change in fair value of plan assets:
Fair value — beginning of year	$1,543.3	$1,712.2	$—	$—
Loss on plan assets	(46.6)	(29.5)	—	—
Employer contributions(1)	5.8	1.7	10.1	7.9
Benefits paid	(167.0)	(141.1)	(10.1)	(7.9)

Fair Value — end of year	$1,335.5	$1,543.3	$—	$—

Change in benefit obligation:
Benefit obligation — beginning of year	$1,481.7	$1,623.2	$76.1	$88.8
Service cost	10.8	19.7	0.2	0.3
Interest cost	113.1	96.5	6.2	5.3
Actuarial losses (gains)	123.0	(88.6)	10.5	(12.7)
Plan amendments	—	3.0	—	2.3
Curtailment(2)	—	(36.3)	—	—
Impact of Shareholder Agreement (Note 13)	—	5.3	—	—
Benefits paid	(167.0)	(141.1)	(10.1)	(7.9)

Benefit obligation — end of year(3)	$1,561.6	$1,481.7	$82.9	$76.1

Funded status of the plans	$(226.1)	$61.6	$(82.9)	$(76.1)
Employer contributions/benefit payments from August 31 to November 30	—	0.6	—	2.2

Net (Liability) Asset Recognized in the Consolidated Balance Sheets(4)	$(226.1)	$62.2	$(82.9)	$(73.9)

Amounts Recognized in the Consolidated Balance Sheets:
Prepaid pension asset	$—	$76.5	$—	$—
Pension liability, current (component of other current liabilities)	(1.1)	(1.2)	—	—
Postretirement medical and life benefits, current	—	—	(7.2)	(7.1)
Postretirement medical and life benefits, noncurrent	—	—	(75.7)	(66.8)
Pension benefits, noncurrent	(225.0)	(13.1)	—	—

Net (Liability) Asset Recognized in the Consolidated Balance Sheets	$(226.1)	$62.2	$(82.9)	$(73.9)

(1)	During the fourth quarter of fiscal 2009, the Company made a voluntary contribution of $4.4 million.

(2)	On November 25, 2008, the Company decided to amend and freeze its defined benefit pension plan effective February 1, 2009 for all current salaried employees and July 31, 2009 for collective bargaining unit employees.

(3)	Pension amounts include $15.8 million in fiscal 2009 and $14.9 million in fiscal 2008 for unfunded plans.

(4)	Pension amounts include $15.8 million in fiscal 2009 and $14.3 million in fiscal 2008 for unfunded plans.
     The accumulated benefit obligation for the defined benefit pension plans was $1,561.6 million and $1,480.4 million as of the November 30, 2009 and August 31, 2008 measurement dates, respectively.

     Components of net periodic benefit expense (income) for continuing operations are as follows:

				Medical and
	Pension Benefits			Life Benefits
	Year Ended
	2009	2008	2007	2009	2008	2007
	(In millions)
Service cost(1)	$6.3	$19.7	$17.2	$0.2	$0.3	$0.3
Interest cost on benefit obligation	89.3	96.5	96.2	5.0	5.3	5.5
Assumed return on plan assets(2)	(103.8)	(123.8)	(122.8)	—	—	—
Amortization of prior service (credits) costs	—	2.0	2.0	0.1	0.1	(0.1)
Amortization of net (gains) losses	(1.0)	14.7	29.8	(8.0)	(6.8)	(6.5)

Net periodic benefit (income) expense	$(9.2)	$9.1	$22.4	$(2.7)	$(1.1)	$(0.8)

(1)	Service cost for pension benefits is the actuarial present value of benefits attributed by the defined benefit pension plans’ benefit formulas for services rendered by participants during the period, including the administrative costs. For fiscal 2009, service cost for pension benefits include administrative costs and service cost for all current salaried employees until February 1, 2009 and collective bargaining unit employees until July 31, 2009.

(2)	The actual (loss) return on plan assets was $(46.6) million in fiscal 2009, $(29.5) million in fiscal 2008, and $145.5 million in fiscal 2007.
     Market conditions and interest rates significantly affect assets and liabilities of the pension plans. Pension accounting requires that market gains and losses be deferred and recognized over a period of years. This “smoothing” results in the creation of other accumulated income or loss which will be amortized to pension costs in future years. The accounting method the Company utilizes recognizes one-fifth of the unamortized gains and losses in the market-related value of pension assets and all other gains and losses including changes in the discount rate used to calculate benefit costs each year. Investment gains or losses for this purpose are the difference between the expected return and the actual return on the market-related value of assets which smoothes asset values over three years. Although the smoothing period mitigates some volatility in the calculation of annual pension costs, future pension costs are impacted by changes in the market value of pension plan assets and changes in interest rates.
     c. Plan Assumptions
     The Company used the following assumptions, calculated based on a weighted-average, to determine the benefit obligations and net periodic benefit expense for the applicable fiscal year.

	Pension		Medical and
	Benefits		Life Benefits
	2009	2008	2009	2008
Discount rate (benefit obligations)	5.65%	7.10%	5.09%	6.85%
Discount rate (benefit restoration plan benefit obligations)	5.60%	7.05%	*	*
Discount rate (net periodic benefit expense)	7.60%	6.40%	6.85%	6.25%
Expected long-term rate of return on plan assets	8.00%	8.75%	*	*
Rate of compensation increase	*	4.50%	*	*
Ultimate healthcare trend rate	*	*	4.50%	5.00%
Initial healthcare trend rate (pre-65)	*	*	10.60%	9.00%
Year ultimate rate attained (pre-65)	*	*	2028	2016
Initial healthcare trend rate (post 65)	*	*	9.00%	10.00%
Year ultimate rate attained (post 65)	*	*	2028	2016

*	Not applicable.
     Certain actuarial assumptions, such as assumed discount rate, long-term rate of return, rate of compensation increase, and assumed healthcare cost trend rates can have a significant effect on amounts reported for periodic cost of pension benefits and medical and life benefits, as well as respective benefit obligation amounts. The assumed discount rate represents the market rate available for investments in high-quality fixed income instruments with maturities matched to the expected benefit payments for pension and medical and life benefit plans.
     The expected long-term rate of return on plan assets represents the rate of earnings expected in the funds invested to provide for anticipated benefit payments. With input from the Company’s investment advisors and actuaries, the Company has analyzed the expected rates of return on assets and determined that a long term rate of 8.00% is reasonable based on the current and expected asset allocations and on the plans’ historical investment performance and best estimates for future investment performance. The Company’s asset managers regularly review actual asset allocations and periodically rebalance investments to targeted allocations when considered appropriate.
     The Company reviews external data and its own historical trends for healthcare costs to determine the healthcare cost trend rates for the medical benefit plans. For fiscal 2009 medical benefit obligations, the Company assumed a 10.60% annual rate of increase for pre 65 participants and a 9.00% annual rate of increase for post 65 participants in the per capita cost of covered healthcare claims with the rate decreasing over 19 years until reaching 4.50%.
     A one percentage point change in the key assumptions would have the following effects on the projected benefit obligations as of November 30, 2009 and on expense for fiscal 2010:

Pension Benefits and
	Medical and Life Benefits			Assumed Healthcare
	Discount Rate		Expected Long-term	Cost Trend Rate
		Projected	Rate of Return	Net Periodic	Accumulated
	Net Periodic	Benefit	Net Periodic Pension	Medical and Life	Benefit
	Benefit Expense	Obligation	Benefit Expense	Benefit Expense	Obligation
(In millions)
1% decrease	$18.5	$116.0	$13.4	$(0.1)	$(1.9)
1% increase	(15.7)	(96.8)	(13.4)	0.1	2.1
     d. Plan Assets and Investment Policy
     The Company’s pension plans weighted average asset allocation and the investment policy asset allocation targets at November 30, 2009 and August 31, 2008, by asset category, are as follows:

	2009		2008
	Actual	Target(1)	Actual	Target(1)
Domestic equity securities	17%	21%	18%	21%
International equity securities	10	11	10	11
Fixed income	28	50	49	50
Real estate	2	2	2	2
Alternative investments(2)	43	16	21	16

	100%	100%	100%	100%

(1)	Assets rebalanced periodically to remain within a reasonable range of the target. During the fourth quarter of fiscal 2009, the Company was in the process of evaluating and updating its overall investment strategy.

(2)	As of November 30, 2009, alternative investments included an asset allocation of approximately 14% of interest only government mortgage-backed securities, 6% of interest only non-government backed collateralized mortgage obligations, and 8% of investments with an investment firm that invests in securities using a long/short equity strategy, which is an investment strategy generally associated with hedge funds.
     The Company’s investment strategy consists of a long-term, risk-controlled approach using diversified investment options. Plan assets are invested in asset classes that are expected to produce a sufficient level of diversification and investment return over the long term. The investment goals are to achieve the long term rate of return within reasonable and prudent levels of risk and to preserve the value of assets to meet future obligations. Alternative investments include hedge funds, venture capital funds, private equity investments, and other investments. Within each type of investment the allocation may change as a result of changing market conditions and dynamic tactical investment opportunities.

  e. Benefit Payments
     The following presents estimated future benefit payments:

	Pension	Medical and Life Benefits
	Benefit	Gross Benefit	Medicare D	Net Benefit
Year Ended November 30,	Payments	Payments	Subsidy	Payments
		(In millions)
2010	$133.8	$8.0	$0.8	$7.2
2011	132.9	8.0	0.3	7.7
2012	131.6	7.8	0.3	7.5
2013	129.9	8.7	0.3	8.4
2014	127.8	8.5	0.3	8.2
Years 2015 — 2019	599.0	36.8	1.2	35.6
7. Commitments and Contingencies
  a. Lease Commitments and Income
     The Company and its subsidiaries lease certain facilities, machinery and equipment, and office buildings under long-term, non-cancelable operating leases. The leases generally provide for renewal options ranging from one to ten years and require the Company to pay for utilities, insurance, taxes, and maintenance. Rent expense was $11.6 million in fiscal 2009, $10.3 million in fiscal 2008, and $8.7 million in fiscal 2007.
     The Company also leases certain surplus facilities to third parties. The Company recorded lease income of $6.4 million in fiscal 2009, $6.1 million in fiscal 2008, and $6.3 million in fiscal 2007 related to these arrangements, which have been included in net sales.
     The future minimum rental commitments under non-cancelable operating leases with initial or remaining terms of one year or more and lease revenue in effect as of November 30, 2009 were as follows:

	Future Minimum	Future Minimum
Year Ended November 30,	Rental Commitments	Rental Income
	(In millions)
2010	$8.3	$6.0
2011	6.1	2.3
2012	3.9	0.2
2013	1.3	—
2014	0.5	—
Thereafter	4.0	—

	$24.1	$8.5

  b. Legal Proceedings
     The Company and its subsidiaries are subject to legal proceedings, including litigation in U.S. federal and state courts, which arise out of, and are incidental to, the ordinary course of the Company’s on-going and historical businesses. The Company is also subject from time to time to governmental investigations by state and federal agencies. The Company cannot predict the outcome of such proceedings with any degree of certainty. Loss contingency provisions are recorded for probable losses at management’s best estimate of a loss, or when a best estimate cannot be made, a minimum loss contingency amount is recorded. These estimates are often initially developed substantially earlier than when the ultimate loss is known, and are refined each quarterly reporting period as additional information becomes known. For legal settlements where there is no stated amount for interest, the Company will estimate an interest factor and discount the liability accordingly.
     Groundwater Cases
     In October 2002, Aerojet and approximately 65 other individual and corporate defendants were served with four civil suits filed in the U.S. District Court for the Central District of California that seek recovery of costs allegedly incurred or to be incurred in response to the contamination present at the South El Monte Operable Unit (“SEMOU”) of the San Gabriel Valley Superfund site. The cases are denominated as follows: The City of Monterey Park v. Aerojet-General Corporation, et al., (CV-02-5909 ABC (RCx)); San Gabriel Basin Water Quality Authority v. Aerojet-General Corporation, et al., (CV-02-4565 ABC (RCx)); San Gabriel Valley Water Company v. Aerojet-General Corporation, et al., (CV-02-6346 ABC (RCx)); and Southern California Water Company v. Aerojet-General Corporation, et al., (CV-02-6340 ABC (RCx)). The cases have been coordinated for ease of administration by the court. The plaintiffs’ claims against Aerojet are based upon allegations of discharges from a former site in the El Monte area, as more fully discussed below under the headings “San Gabriel Valley Basin, California Site” — “South El Monte Operable Unit.” The total cost estimate to implement projects under the Unilateral Administrative Order (“UAO”) prepared by the EPA and the water entities is approximately $90 million. Aerojet investigations do not identify a credible connection between the contaminants identified by the plaintiff water entities in the SEMOU and those detected at Aerojet’s former facility located in El Monte, California, near the SEMOU (“East Flair Drive site”). Aerojet has filed third-party complaints against several water entities on the basis that they introduced perchlorate-containing Colorado River water to the basin. Those water entities have filed motions to dismiss Aerojet’s complaints. The motions as well as discovery have been stayed until April 12, 2010, pending efforts to resolve the litigation through mediation. During the period in which the litigation has been stayed, EPA, the California Department of Toxic Substances Control and the plaintiff water entities have reached settlements through the mediation process with various of the parties sued, which have been brought to the Federal District Court for approval. Certain of the settlements have been challenged by Aerojet and other defendants and are not finally resolved.
     Aerojet has recently received correspondence from EPA on behalf of itself, the DTSC and the Water Entities regarding settlement. Aerojet intends to try to reach a good faith settlement with EPA, DTSC and the Water Entities to resolve claims. If settlement negotiations fail, the litigation stay is likely to be lifted and EPA may refer the matter to the U.S. Department of Justice for litigation, seeking to hold Aerojet liable for past and future costs, to recover costs of suit and attorneys’ fees, and as to any accrued interest, penalties or statutory damages. Should settlement not be reached, Aerojet intends to vigorously defend itself.
     In December 2007, Aerojet was named as a defendant in a lawsuit brought by six individuals who allegedly resided in the vicinity of Aerojet’s Sacramento facility. The case is entitled Caldwell et al. v. Aerojet-General Corporation, Case No. 34-2000-00884000CU-TT-GDS, Sacramento County (CA) Superior Court and was served April 3, 2008. Plaintiffs allege that Aerojet contaminated groundwater to which plaintiffs were exposed and which caused plaintiffs illness and economic injury. Plaintiffs filed two subsequent amended complaints, naming additional plaintiffs. Aerojet filed a demurrer to the second amended complaint, which was denied by the trial court in December 2008. The court held that the issue as to whether the plaintiffs were on actual notice of the potential source of their injuries is an issue of fact for trial that cannot be resolved on demurrer. Aerojet’s subsequent Petition for a Writ of Mandate filed with the California Court of Appeal Third District, seeking reversal of the court’s ruling on the demurrer was denied without comment. Aerojet will continue to seek dismissal of those claims at the trial court level. On December 29, 2009, plaintiffs served a Third Amended Complaint, adding four additional plaintiffs to the action, which brings the total number of individuals on whose behalf suit has been filed to eighteen. Aerojet will file an answer to the third amended complaint, denying liability. Discovery is continuing. The Company is unable to make a reasonable estimate of the future costs of these claims.
     In August 2003, the County of Sacramento and the Sacramento County Water Agency (collectively, “SCWA”) and Aerojet entered into a water agreement (“Agreement”). Under the Agreement, Aerojet agreed to transfer remediated groundwater to SCWA. This was anticipated to satisfy Aerojet’s water replacement obligations in eastern Sacramento County. Subject to various provisions of the Agreement, including approval under the California Environmental Quality Act, SCWA assumed Aerojet’s responsibility for providing replacement water to American States Water Company and other impacted water purveyors up to the amount of remediated water Aerojet transfers to the County of Sacramento (“County”). Aerojet also agreed to pay SCWA approximately $13 million over several years toward the cost of constructing a replacement water supply project. If the amount of Aerojet’s transferred water was in excess of the replacement water provided to the impacted water purveyors, SCWA committed to make such water available for the entitlement of Aerojet’s land in an amount equal to the excess.
     In April 2008, SCWA unilaterally terminated the Agreement. Subsequent to this unilateral termination of the Agreement, the Company and The Boeing Company (“Boeing,” successor to the McDonnell Douglas Corporation (“MDC”)), the former owner of the Inactive Rancho Cordova Test Site (“IRCTS”) entered into negotiations with SCWA in an attempt to resolve matters and reach a new agreement. Additionally, SCWA and Aerojet entered into a Tolling Agreement through June 30, 2009 tolling any suits or claims arising from environmental contamination or conditions on the former IRCTS property.
     On June 30, 2009, SCWA notified Aerojet and Boeing that it was not prepared to extend the tolling period and intended to file suit. On July 1, 2009, the County and SCWA filed a complaint against Aerojet and Boeing in the U.S. District Court for the Eastern District of California, in Sacramento, County of Sacramento; Sacramento County Water Agency v. Aerojet-General Corporation and The Boeing Corporation [sic], Civ. No. 2:09-at-1041. In the complaint, the County and SCWA alleged that because groundwater contamination from various sources including Aerojet, Boeing/MDC, and the former Mather Air Force Base, was continuing, the County and SCWA should be awarded unspecified monetary damages as well as declaratory and equitable relief. The complaint was served, but the parties entered into a joint stipulation on August 27, 2009, to stay all proceedings until May 30, 2010, pending settlement discussions. The Company cannot predict the outcome of this proceeding with any certainty at this time.

  Vinyl Chloride Litigation
     Between the early 1950s and 1985, the Company produced polyvinyl chloride (“PVC”) resin at its former Ashtabula, Ohio facility. PVC is one of the most common forms of plastic currently on the market. A building block compound of PVC is vinyl chloride (“VC”), now listed as a known carcinogen by several governmental agencies. The Occupational Safety and Health Administration (“OSHA”) has regulated workplace exposure to VC since 1974.
     Since the mid-1990s, the Company has been named in numerous cases involving alleged exposure to VC. In the majority of such cases, the Company is alleged to be a “supplier/manufacturer” of PVC and/or a civil co-conspirator with other VC and PVC manufacturers as a result of membership in a trade association. Plaintiffs generally allege that the Company and other defendants suppressed information about the carcinogenic risk of VC to industry workers, and placed VC or PVC into commerce without sufficient warnings. A few of these cases alleged VC exposure through various aerosol consumer products, in that VC had been used as an aerosol propellant during the 1960s. Defendants in these “aerosol” cases included numerous consumer product manufacturers, as well as the more than 30 chemical manufacturers. The Company used VC internally, but never supplied VC for aerosol or any other use.
     As of November 30, 2009, there was one vinyl chloride case pending against the Company which involves an employee at a facility owned or operated by others. The Company is unable to make a reasonable estimate of the future cost of the pending claim. Accordingly, no estimate of future liability has been accrued.
  Asbestos Litigation
     The Company has been, and continues to be, named as a defendant in lawsuits alleging personal injury or death due to exposure to asbestos in building materials, products, or in manufacturing operations. The majority of cases have been filed in Madison County, Illinois and San Francisco, California. There were 134 asbestos cases pending as of November 30, 2009.
     Given the lack of any significant consistency to claims (i.e., as to product, operational site, or other relevant assertions) filed against the Company, the Company is unable to make a reasonable estimate of the future costs of pending claims or unasserted claims. Accordingly, no estimate of future liability has been accrued for such contingencies.
  Snappon SA Wrongful Discharge Claims
     In November 2003, the Company announced the closing of a manufacturing facility in Chartres, France owned by Snappon SA, a subsidiary of the Company, previously involved in the automotive business. In accordance with French law, Snappon SA negotiated with the local works’ council regarding the implementation of a social plan for the employees. Following the implementation of the social plan, approximately 188 of the 249 former Snappon employees sued Snappon SA in the Chartres Labour Court alleging wrongful discharge. The claims were heard in two groups. On February 19, 2009, the Versailles Court of Appeal issued a decision in favor of Group 2 plaintiffs and based on this, the Court awarded €1.9 million (approximately $2.7 million) plus interest. On April 7, 2009, the Versailles Court of Appeal issued a decision in favor of Group 1 plaintiffs and based on this, the Court awarded €1.0 million (approximately $1.4 million) plus interest. During the second quarter of fiscal 2009, Snappon SA filed for declaration of suspensions of payments with the clerk’s office of the Paris Commercial Court, and the claims will likely be discharged through those proceedings.
  Other Legal Matters
     On August 31, 2004, the Company completed the sale of its GDX business to an affiliate of Cerberus Capital Management, L.P. (“Cerberus”). In accordance with the divestiture agreement, the Company provided customary indemnification to Cerberus for certain liabilities accruing prior to the closing of the transaction (“the Closing”). Cerberus notified the Company of a claim by a GDX customer that alleges that certain parts manufactured by GDX prior to the Closing failed to meet customer specifications. The Company has assumed the defense of this matter and based on its investigation of the facts and defenses available under the contract and local law, and in November 2008 denied all liability for this claim. On January 23, 2009, GenCorp received correspondence from the GDX customer requesting that the Company provide it with a settlement proposal by February 6, 2009, threatening that it would initiate legal proceedings otherwise. GenCorp neither responded nor otherwise tolled the statute of limitations with negotiations. Nothing further has been received since then and no legal proceedings have been initiated.
     On January 6, 2010, the Company received a subpoena duces tecum from the Defense Criminal Investigative Service of the Office of the Inspector General of the DoD requesting that the Company produce a variety of documents pertaining to the allowability of certain costs under its contracts with the DoD from October 1, 2003 to the present. The Company is currently unable to predict what the outcome of the investigation will be or the impact, if any, the investigation may have on the Company’s operating results, financial condition, and/or cash flows. The Company intends to cooperate fully with the investigation and is preparing its response to the subpoena.
     The Company and its subsidiaries are subject to other legal actions, governmental investigations, and proceedings relating to a wide range of matters in addition to those discussed above. While there can be no certainty regarding the outcome of any litigation, investigation or proceeding, after reviewing the information that is currently available with respect to such matters, any liability that may ultimately be incurred with respect to these matters is not expected to materially affect the Company’s consolidated financial condition. It is possible that amounts could be significant to the Company’s results of operations or cash flows in any particular reporting period.
  c. Environmental Matters
     The Company is involved in over forty environmental matters under the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation Recovery Act (“RCRA”), and other federal, state, local, and foreign laws relating to soil and groundwater contamination, hazardous waste management activities, and other environmental matters at some of its current and former facilities. The Company is also involved in a number of remedial activities at third party sites, not owned by the Company, where it is designated a potentially responsible party (“PRP”) by either the United States Environmental Protection Agency (“U.S. EPA”) or a state agency. In many of these matters, the Company is involved with other PRPs. In many instances, the Company’s liability and proportionate share of costs have not been determined largely due to uncertainties as to the nature and extent of site conditions and the Company’s involvement. While government agencies frequently claim PRPs are jointly and severally liable at such sites, in the Company’s experience, interim and final allocations of liability and costs are generally made based on relative contributions of waste or contamination. Anticipated costs associated with environmental remediation that are probable and estimable are accrued. In cases where a date to complete remedial activities at a particular site cannot be determined by reference to agreements or otherwise, the Company projects costs over an appropriate time period not exceeding fifteen years; in such cases, generally the Company does not have the ability to reasonably estimate environmental remediation costs that are beyond this period. Factors that could result in changes to the Company’s estimates include completion of current and future soil and groundwater investigations, new claims, future agency demands, discovery of more or less contamination than expected, discovery of new contaminants, modification of planned remedial actions, changes in estimated time required to remediate, new technologies, and changes in laws and regulations.
     As of November 30, 2009, the aggregate range of these anticipated environmental costs was $222.7 million to $428.9 million and the accrued amount was $222.7 million. See Note 7(d) for a summary of the environmental reserve activity for fiscal 2009. Of these accrued liabilities, approximately 68% relates to the Sacramento, California site and approximately 21% to the Baldwin Park Operable Unit of the San Gabriel Valley, California site. Each of those two sites is discussed below. The balance of the accrued liabilities relates to other sites for which the Company’s obligations are probable and estimable.
  Sacramento, California Site
     In 1989, a federal district court in California approved a Partial Consent Decree (“PCD”) requiring Aerojet, among other things, to conduct a Remedial Investigation and Feasibility Study (“RI/FS”) to determine the nature and extent of impacts due to the release of chemicals from the Sacramento, California site, monitor the American River and offsite public water supply wells, operate Groundwater Extraction and Treatment facilities (“GETs”) that collect groundwater at the site perimeter, and pay certain government oversight costs. The primary chemicals of concern for both on-site and off-site groundwater are trichloroethylene (“TCE”), perchlorate, and n-nitrosodimethylamine (“NDMA”). The PCD has been revised several times, most recently in 2002. The 2002 PCD revision (a) separated the Sacramento site into multiple operable units to allow quicker implementation of remedy for critical areas; (b) required the Company to guarantee up to $75 million (in addition to a prior $20 million guarantee) to assure that Aerojet’s Sacramento remediation activities are fully funded; and (c) removed approximately 2,600 acres of non-contaminated land from the U.S. EPA superfund designation.
     Aerojet is involved in various stages of soil and groundwater investigation, remedy selection, design, and remedy construction associated with the operable units. In 2002, the U.S. EPA issued a UAO requiring Aerojet to implement the U.S. EPA-approved remedial action in the Western Groundwater Operable Unit. An identical order was issued by the California Regional Water Quality Control Board, Central Valley (“Central Valley RWQCB”). Aerojet submitted a final Remedial Investigation/Feasibility Study for the Perimeter Groundwater Operable Unit in 2008, for which the U.S. EPA will issue a record of decision sometime in the future. Aerojet submitted a draft Remedial Investigation/Feasibility Study for the Boundary Operable Unit in 2008. The remaining operable units are under various stages of investigation.

     Until March 2008, the entire southern portion of the site known as Rio Del Oro was under state orders issued in the 1990s from the California Department of Toxic Substances Control (“DTSC”) to investigate and remediate environmental contamination in the soils and the Central Valley RWQCB to investigate and remediate groundwater environmental contamination. On March 14, 2008, the DTSC released all but approximately 400 acres of the Rio Del Oro property from DTSC’s environmental orders regarding soil contamination. Aerojet expects the approximately 400 acres of Rio Del Oro property that remain subject to the DTSC orders to be released once the soil remediation has been completed. The Rio Del Oro property remains subject to the Central Valley RWQCB’s orders to investigate and remediate groundwater environmental contamination emanating offsite from such property. Aerojet leased the Rio Del Oro property to Douglas Aircraft for rocket assembly and testing from 1957 to 1961 and sold approximately 4,000 acres, including the formerly leased portion, to Douglas Aircraft in 1961. Aerojet reacquired the property in 1984 from MDC, the successor to Douglas Aircraft. As a result, the state orders referenced above were issued to both MDC and Aerojet. Aerojet and MDC’s parent, Boeing, have entered into an allocation agreement, some of which is subject to reallocation that establishes lead roles and payment obligations. Aerojet and Boeing are actively remediating soil on portions of the property as well as on-site and off-site groundwater contamination. Following lengthy settlement negotiations, Aerojet and Boeing executed a confidential Partial Settlement and Mutual Release on August 13, 2009 which established final cost allocations with respect to environmental projects associated with the site, and also defined responsibilities with respect to future costs and environmental projects.
  San Gabriel Valley Basin, California Site
     Baldwin Park Operable Unit (“BPOU”)
     As a result of its former Azusa, California operations, in 1994 Aerojet was named a PRP by the U.S. EPA, primarily due to volatile organic compound (“VOC”) contamination in the area of the San Gabriel Valley Basin superfund site known as the BPOU. Between 1995 and 1997, the U.S. EPA issued Special Notice Letters to Aerojet and eighteen other companies requesting that they implement a groundwater remedy. Subsequently, additional contaminates were identified, namely: perchlorate, NDMA, and 1,4-dioxane. On June 30, 2000, the U.S. EPA issued a UAO ordering the PRPs to implement a remedy consistent with the 1994 record of decision. Aerojet, along with seven other PRPs (“the Cooperating Respondents”) signed a Project Agreement in late March 2002 with the San Gabriel Basin Water Quality Authority, the Main San Gabriel Basin Watermaster, and five water companies. The Project Agreement, which has a term of fifteen years, became effective May 9, 2002. Pursuant to the Project Agreement, the Cooperating Respondents fund through an escrow account: the capital, operational, maintenance, and administrative costs of certain treatment and water distribution facilities to be owned and operated by the water companies. There are also provisions in the Project Agreement for maintaining financial assurance in the form of cash or letters of credit. A significant amount of public funding is available to offset project costs. To date, Congress has appropriated approximately $77 million (so called Title 16 and Dreier funds), a portion of which is potentially available for payment of project costs. Approximately $41 million of the funding has been allocated to costs associated with the Project Agreement and additional funds may follow in later years.
     Aerojet and the other Cooperating Respondents entered into an interim allocation agreement that establishes the interim payment obligations of the Cooperating Respondents for the costs incurred pursuant to the Project Agreement. Under the interim allocation, Aerojet is responsible for approximately two-thirds of all project costs, including government oversight costs. All project costs are subject to reallocation among the Cooperating Respondents. The interim allocation agreement expired, but until recently all Cooperating Respondents were paying in accordance with their interim allocations. In July 2008, Fairchild Holding Corporation sued Aerojet and the other Cooperating Respondents in Federal District Court in Los Angeles in the action Fairchild Holding Corp et al v. Aerojet-General Corp, et al SA 08CV 722-ABC claiming that it did not have any liability and that it should recover amounts paid of approximately $2.6 million and should — as between the Cooperating Respondents — have no further obligation to pay project costs. Fairchild stopped making payments to the escrow account under the Project Agreement and claimed that it would not do so in the future unless ordered to do so by a court. Fairchild had been paying approximately 2.5% of the project costs as its allocation until it stopped paying. At the request of one of the Cooperating Respondents, the Court stayed all actions until mid-December 2008 to allow the parties an opportunity to participate in mediation. The mediation occurred in December 2008 and was not successful. Aerojet and the other Cooperating Respondents answered Fairchild’s complaint and many (including Aerojet) filed counterclaims against Fairchild Holding and third-party complaints against entities affiliated with Fairchild. Fairchild subsequently filed a First Amended Complaint adding the third-party affiliated entities as Plaintiffs in the litigation and Aerojet answered and filed counterclaims. To date, no other Cooperating Respondent has filed a claim against any non-Fairchild Cooperating Respondents to seek a reallocation. On March 18th, 2009, Fairchild filed for voluntary chapter 11 bankruptcy reorganization in the District of Delaware and as a result, the Federal District Court in Los Angeles has stayed the Fairchild litigation. In light of Fairchild’s insolvency, the other Cooperating Respondents, including Aerojet, must make up Fairchild’s share of Project costs and its interim share of financial assurances required by the Project Agreement, although the amounts each Cooperating Respondent would be required to fund or pay has not been resolved.
     As part of Aerojet’s sale of its Electronics and Information Systems (“EIS”) business to Northrop in October 2001, the U.S. EPA approved a Prospective Purchaser Agreement with Northrop to absolve it of pre-closing liability for contamination caused by the

Azusa, California operations, which liability remains with Aerojet. As part of that agreement, the Company agreed to provide a $25 million guarantee of Aerojet’s obligations under the Project Agreement.
     South El Monte Operable Unit
     Aerojet previously owned and operated manufacturing facilities located on East Flair Drive in El Monte, California. On December 21, 2000, Aerojet received an order from the Los Angeles RWQCB requiring a work plan for investigation of this former site. On January 22, 2001, Aerojet filed an appeal of the order with the Los Angeles RWQCB asserting selective enforcement. The appeal had been held in abeyance pending negotiations with the Los Angeles RWQCB, but due to a two-year limitation on the abeyance period, the appeal was dismissed without prejudice. In September 2001, Aerojet submitted a limited work plan to the Los Angeles RWQCB.
     On February 21, 2001, Aerojet received a General Notice Letter from the U.S. EPA naming Aerojet as a PRP with regard to the SEMOU of the San Gabriel Valley Basin, California Superfund site. On April 1, 2002, Aerojet received a Special Notice Letter from the U.S. EPA that requested Aerojet enter into negotiations with it regarding the performance of a remedial design and remedial action for the SEMOU. In light of this letter, Aerojet performed a limited site investigation of the East Flair Drive site. The data collected and summarized in the report showed that chemicals including TCE and PCE were present in the soil and groundwater at, and near, the El Monte location. Site investigations are ongoing.
     On August 29, 2003, the U.S. EPA issued a UAO against Aerojet and approximately 40 other parties requiring them to conduct the remedial design and remedial action in the SEMOU. The impact of the UAO on the recipients is not clear as much of the remedy is already being implemented by the water entities. The cost estimate to implement projects under the UAO prepared by the U.S. EPA and the water entities is approximately $90 million. The Company is working diligently with the U.S. EPA and the other PRPs to resolve this matter and ensure compliance with the UAO. The Company’s share of responsibility has not yet been determined. The status of the negotiations with the U.S. EPA is further described in Note 7(b).
     On November 17, 2005, Aerojet notified the Los Angeles RWQCB and the U.S. EPA that Aerojet was involved in research and development at the East Flair Drive site that included the use of 1,4-dioxane. Aerojet’s investigation of that issue is continuing. Oversight of the East Flair Drive site was transferred from the RWQCB to the DTSC in 2007 and Aerojet has entered into a Voluntary Cleanup Agreement with DTSC.
  Toledo, Ohio Site
     In August 2007, the Company, along with numerous other companies, received from the United States Department of Interior Fish and Wildlife Service (“USFWS”) a notice of a Natural Resource Damage (“NRD”) Assessment Plan for the Ottawa River and Northern Maumee Bay. The Company previously manufactured products for the automotive industry at a Toledo, Ohio site, which was adjacent to the Ottawa River. This facility was divested in 1990 and the Company indemnified the buyer for claims and liabilities arising out of certain pre-divestiture environmental matters. A group of PRPs, including GenCorp, was formed to respond to the NRD assessment and to pursue funding from the Great Lakes Legacy Act for primary restoration. The group has undertaken a restoration scoping study. Early data collection indicates that the primary restoration project total cost may be in the range of $47 to $49 million. The group has received a commitment for matching federal funds for the restoration project, which will consist of river dredging and land-filling river sediments. Based on a review of the current facts and circumstances with counsel, management has provided for what is believed to be a reasonable estimate of the loss exposure for this matter. Still unresolved at this time is the actual Natural Resource Damage Assessment itself. It is not possible to predict the outcome or timing of these types of assessments, which are typically lengthy processes lasting several years, or the amounts of or responsibility for these damages.
     In 2008, Textileather, Inc. (“Textileather”), the current owner of the former Toledo, Ohio site, filed a lawsuit against the Company claiming, among other things, that the Company failed to indemnify and defend Textileather for certain contractual environmental obligations. A second suit related to past and future RCRA closure costs was filed in late 2009. A trial is scheduled for spring 2010. The Company is vigorously defending against both actions.
  d. Environmental Reserves and Estimated Recoveries
  Reserves
     The Company reviews on a quarterly basis estimated future remediation costs that could be incurred over the contractual term or next fifteen years of the expected remediation. The Company has an established practice of estimating environmental remediation costs over a fifteen year period, except for those environmental remediation costs with a specific contractual term. As the period for which estimated environmental remediation costs increases, the reliability of such estimates decrease. These estimates consider the investigative work and analysis of engineers, outside environmental consultants, and the advice of legal staff regarding the status and anticipated results of various administrative and legal proceedings. In most cases, only a range of reasonably possible costs can be estimated. In establishing the Company’s reserves, the most probable estimate is used when determinable; otherwise, the minimum amount is used when no single amount in the range is more probable. Accordingly, such estimates can change as the Company periodically evaluates and revises such estimates as new information becomes available. The Company cannot predict whether new information gained as projects progress will affect the estimated liability accrued. The timing of payment for estimated future environmental costs is influenced by a number of factors such as the regulatory approval process, the time required to design the process, the time to construct the process, and the time required to conduct the remedy itself.
     A summary of the Company’s environmental reserve activity is shown below:

			Total
			Environmental
	Aerojet	Other	Reserve
		(In millions)
November 30, 2006	$256.5	$9.5	$266.0
Fiscal 2007 additions	57.9	2.5	60.4
Fiscal 2007 expenditures	(54.9)	(1.5)	(56.4)

November 30, 2007	259.5	10.5	270.0
Fiscal 2008 additions	39.8	5.8	45.6
Fiscal 2008 expenditures	(54.1)	(3.3)	(57.4)

November 30, 2008	245.2	13.0	258.2
Fiscal 2009 additions	19.9	3.6	23.5
Fiscal 2009 expenditures	(54.0)	(5.0)	(59.0)

November 30, 2009	$211.1	$11.6	$222.7

     As of November 30, 2009, the Aerojet reserves include $152.5 million for the Sacramento site, $47.8 million for BPOU, and $10.8 million for other Aerojet reserves.
     The effect of the final resolution of environmental matters and the Company’s obligations for environmental remediation and compliance cannot be accurately predicted due to the uncertainty concerning both the amount and timing of future expenditures and due to regulatory or technological changes. The Company believes, on the basis of presently available information, that the resolution of environmental matters and the Company’s obligations for environmental remediation and compliance will not have a material adverse effect on the Company’s results of operations, liquidity or financial condition. The Company will continue its efforts to mitigate past and future costs through pursuit of claims for recoveries from insurance coverage and other PRPs and continued investigation of new and more cost effective remediation alternatives and associated technologies.
     As part of the acquisition of the Atlantic Research Corporation (“ARC”) propulsion business, Aerojet entered into an agreement with ARC pursuant to which Aerojet is responsible for up to $20.0 million of costs (“Pre-Close Environmental Costs”) associated with environmental issues that arose prior to Aerojet’s acquisition of the ARC propulsion business. Pursuant to a separate agreement with the U.S. government which was entered into prior to the completion of the ARC acquisition, these Pre-Close Environmental Costs are not subject to the 88% limitation under the Global Settlement, and are recovered through the establishment of prices for Aerojet’s products and services sold to the U.S. government. A summary of the Pre-Close Environmental Costs is shown below (in millions):

Pre-Close Environmental Costs	$20.0
Amount spent through November 30, 2009	(9.5)
Amount included as a component of reserves for environmental remediation costs in the consolidated balance sheet as of November 30, 2009	(0.9)

Remaining Pre-Close Environmental Costs	$9.6

  Estimated Recoveries
     On January 12, 1999, Aerojet and the U.S. government implemented the October 1997 Agreement in Principle (“Global Settlement”) resolving certain prior environmental and facility disagreements, with retroactive effect to December 1, 1998. Under the Global Settlement, Aerojet and the U.S. government resolved disagreements about an appropriate cost-sharing ratio with respect to the clean up costs of the environmental contamination at the Sacramento and Azusa sites. The Global Settlement provides that the cost-sharing ratio will continue for a number of years. Additionally, in conjunction with the sale of the EIS business in 2001, Aerojet entered into an agreement with Northrop (the “Northrop Agreement”) whereby Aerojet is reimbursed by Northrop for a portion of environmental expenditures eligible for recovery under the Global Settlement, subject to annual and cumulative limitations. The current annual billing limitations to Northrop is $8.0 million, which is reduced to $6.0 million beginning in fiscal 2011.

     Pursuant to the Global Settlement covering environmental costs associated with Aerojet’s Sacramento site and its former Azusa site, the Company can recover up to 88% of its environmental remediation costs for these sites through the establishment of prices for Aerojet’s products and services sold to the U.S. government. Allowable environmental costs are charged to these contracts as the costs are incurred. Aerojet’s mix of contracts can affect the actual reimbursement made by the U.S. government. Because these costs are recovered through forward-pricing arrangements, the ability of Aerojet to continue recovering these costs from the U.S. government depends on Aerojet’s sustained business volume under U.S. government contracts and programs and the relative size of Aerojet’s commercial business. Annually, the Company evaluates Aerojet’s forecasted business volume under U.S. government contracts and programs and the relative size of Aerojet’s commercial business as part of its long-term business review.
     Pursuant to the Northrop Agreement, environmental expenditures to be reimbursed are subject to annual limitations, with excess reimbursable amounts carried forward to subsequent periods, and the total reimbursements are limited to a ceiling of $189.7 million over the term of the agreement, which ends in 2028. A summary of the Northrop Agreement activity is shown below (in millions):

Total reimbursable costs under the Northrop Agreement	$189.7
Amount reimbursed to the Company through November 30, 2009	(74.2)

Potential future cost reimbursements available	115.5
Receivable from Northrop in excess of the annual limitation included as a component of other noncurrent assets in the Consolidated Balance Sheet as of November 30, 2009	(53.4)
Amounts recoverable from Northrop in future periods included as a component of recoverable from the U.S. government and other third parties for environmental remediation costs in the Consolidated Balance Sheet as of November 30, 2009	(55.7)

Potential future recoverable amounts available under the Northrop Agreement	$6.4

     The Company believes it may reach the cumulative limitation under the Northrop Agreement within the next twelve (12) months. While the Company is seeking an arrangement with the U.S. government to recover environmental expenditures in excess of the current reimbursement ceiling identified in the Northrop Agreement, there can be no assurances that such a recovery will be obtained, or if not obtained, that such unreimbursed environmental expenditures will not have a materially adverse effect on the Company’s operating results, financial condition, and/or cash flows.
     Environmental reserves and estimated recoveries impact to Statements of Operations
     The expenses and benefits associated with adjustments to the environmental reserves are recorded as a component of other expense (income), net in the consolidated statements of operations. Summarized financial information for the impact of environmental reserves and recoveries to the consolidated statements of operations is set forth below:

			Total
			Estimated
	Estimated	Estimated	Recoverable	Charge to	Total
	Recoverable	Recoverable	Amounts Under	Consolidated	Environmental
	Amounts from	Amounts from	U.S. Government	Statement of	Reserve
	Northrop	U.S. Government	Contracts	Operations	Additions
			(In millions)
Fiscal 2009	$4.8	$14.6	$19.4	$4.1	$23.5
Fiscal 2008	9.7	25.2	34.9	10.7	45.6
Fiscal 2007(1)	12.0	46.3	58.3	2.1	60.4

(1)	In fiscal 2007, the net charge of $2.1 million includes a benefit of $8.6 million due to changes in the forecasted commercial business base.
  e. Arrangements with Off-Balance Sheet Risk
     As of November 30, 2009, arrangements with off-balance sheet risk consisted of:
          — $85.3 million in outstanding commercial letters of credit expiring within the next twelve months, the majority of which may be renewed, primarily to collateralize obligations for environmental remediation and insurance coverage.
          — Up to $120.0 million aggregate in guarantees by GenCorp of Aerojet’s obligations to U.S. government agencies for environmental remediation activities.
          — Up to $1.5 million of reimbursements to Granite Construction Company (“Granite”) if the Company requests Granite to cease mining operations on certain portions of the Sacramento Land.

          — Guarantees, jointly and severally, by the Company’s material domestic subsidiaries of its obligations under its Senior Credit Facility and its 9 1/2% Notes.
     In addition to the items discussed above, the Company will from time to time enter into certain types of contracts that require us to indemnify parties against potential third-party and other claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnification to purchasers of its businesses or assets including, for example, claims arising from the operation of the businesses prior to disposition, liability to investigate and remediate environmental contamination existing prior to disposition; (ii) certain real estate leases, under which the Company may be required to indemnify property owners for claims arising from the use of the applicable premises; and (iii) certain agreements with officers and directors, under which the Company may be required to indemnify such persons for liabilities arising out of their relationship with the Company. The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated.
8. Redeemable Common Stock
     The Company inadvertently failed to register with the SEC the issuance of certain of its common shares in its defined contribution 401(k) employee benefit plan (the “Plan”). As a result, certain Plan participants who purchased such securities pursuant to the Plan may have the right to rescind certain of their purchases for consideration equal to the purchase price paid for the securities (or if such security has been sold, to receive consideration with respect to any loss incurred on such sale) plus interest from the date of purchase. As of November 30, 2009 and 2008, the Company has classified 0.6 million and 0.8 million shares, respectively, as redeemable common stock because the redemption features are not within the control of the Company. The Company may also be subject to civil and other penalties by regulatory authorities as a result of the failure to register these shares. These shares have always been treated as outstanding for financial reporting purposes. In June 2008, the Company filed a registration statement on Form S-8 to register future transactions in the GenCorp Stock Fund in the Plan. The Company intends to make a registered rescission offer to eligible plan participants which will require an amendment to the Company’s Senior Credit Facility. The Company is seeking an amendment to the Senior Credit Facility. During fiscal 2009 and 2008, the Company recorded a charge of $1.3 million and $1.7 million, respectively, for realized losses and interest associated with this matter.
9. Shareholders’ Deficit
  a. Preference Stock
     As of November 30, 2009 and 2008, 15.0 million shares of preferred stock were authorized and none were issued or outstanding.
  b. Common Stock
     As of November 30, 2009, the Company had 150.0 million authorized shares of common stock, par value $0.10 per share, of which 57.9 million shares were issued and outstanding, and 24.7 million shares were reserved for future issuance for discretionary payments of the Company’s portion of retirement savings plan contributions, exercise of stock options (ten year contractual life) and restricted stock (no maximum contractual life), payment of awards under stock-based compensation plans, and conversion of the Company’s Notes. See Note 8 for information about the Company’s redeemable common stock.
  c. Stock-based Compensation
     Total stock-based compensation expense by type of award was as follows:

	Year Ended
	2009	2008	2007
	(In millions)
Stock appreciation rights (“SARS”)	$2.8	$(1.4)	$0.5
Restricted stock, service-based	0.1	0.7	0.3
Restricted stock, performance-based	—	0.9	0.7

Total stock-based compensation expense	$2.9	$0.2	$1.5

     The Company recorded an unusual charge of $2.4 million in the second quarter of fiscal 2008 related to the accelerated vesting of outstanding stock-based payment awards as a result of the Shareholder Agreement (see Note 13).
     Stock Appreciation Rights: As of November 30, 2009, a total of 1,054,158 SARS was outstanding under the 1999 Equity and Performance Incentive Plan (“1999 Plan”) and 2009 Equity and Performance Incentive Plan (“2009 Plan”). SARS granted to employees are generally exercisable in one-third increments at one year, two years, and three years from the date of grant and have a ten year contractual life under the 1999 Plan and a seven year contractual life under the 2009 Plan. SARS granted to directors of the Company typically vest over a one year service period (half after six months and half after one year) and have a ten year contractual life under the 1999 Plan and a seven year contractual life under the 2009 Plan. These awards are similar to the Company’s employee stock options, but are settled in cash rather than in shares of common stock, and are classified as liability awards. Compensation cost for these awards is determined using a fair-value method and remeasured at each reporting date until the date of settlement. Stock-based compensation expense recognized is based on SARS ultimately expected to vest, and therefore it has been reduced for estimated forfeitures.
     A summary of the status of the Company’s SARS as of November 30, 2009 and changes during fiscal 2009 is presented below:

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
	SARS	Exercise	Contractual	Value
	(000s)	Price	Life (years)	(In millions)
Outstanding at November 30, 2008	936	$15.76
Granted	162	4.09
Canceled	(44)	15.89

Outstanding at November 30, 2009	1,054	$13.03	7.0	$0.7

Exercisable at November 30, 2009	909	$14.40	6.9	$0.2

Expected to vest at November 30, 2009	143	$4.39	7.9	$0.5

     The weighted average grant date fair value for SARS granted in fiscal 2009, 2008, and 2007 was $3.85, $5.20, and $7.57, respectively. None of the SARS were exercised in fiscal 2009, 2008, and 2007. As of November 30, 2009, there was $0.7 million of total stock-based compensation related to nonvested SARS. That cost is expected to be recognized over an estimated weighted-average amortization period of eleven (11) months.
     Restricted Stock, service-based: As of November 30, 2009, a total of 29,625 shares of service-based restricted stock was outstanding which vest based on years of service under the 1999 Plan and 2009 Plan. Restricted shares are granted to key employees and directors of the Company. The fair value of the restricted stock awards was based on the closing market price of the Company’s common stock on the date of award and is being amortized on a straight line basis over the service period. Stock-based compensation expense recognized is based on service-based restricted stock ultimately expected to vest, and therefore it has been reduced for estimated forfeitures.
     The following is summary of the status of the Company’s service-based restricted stock as of November 30, 2009 and changes during fiscal 2009:

	Service
	Based	Weighted
	Restricted	Average
	Stock	Grant Date
	(000s)	Fair Value
Outstanding at November 30, 2008	16	$10.51
Granted	14	2.39

Outstanding and expected to vest at November 30, 2009	30	$6.55

     As of November 30, 2009, there was $0.1 million of total stock-based compensation related to nonvested service-based restricted stock. That cost is expected to be recognized over an estimated weighted-average amortization period of twenty (20) months. The intrinsic value of the service-based restricted stock outstanding and expected to vest at November 30, 2009 was $0.2 million. Additionally, the intrinsic value of the service-based restricted stock vested during fiscal 2008 and 2007 was $1.1 million and $0.1 million, respectively. The weighted average grant date fair values for service-based restricted stock granted in fiscal 2008 and 2007 was $10.84 and $13.66, respectively.
     Restricted Stock, performance-based: As of November 30, 2009, a total of 137,334 shares of performance-based restricted shares was outstanding under the 1999 Plan and 2009 Plan. The performance-based restricted stock vest if the Company meets various operations and earnings targets set by the Organization & Compensation Committee of the Board. The fair value of the performance-based restricted stock awards was based on the closing market price of the Company’s common stock on the date of award and is being amortized over the estimated service period to achieve the operations and earnings targets. If certain operations and earnings targets are exceeded, additional restricted stock may be required to be granted to individuals up to a maximum additional grant of 25% of the initial grant. Stock-based compensation expense recognized for all years presented is based on performance-based restricted stock ultimately expected to vest, and therefore it has been reduced for estimated forfeitures.

     The following is a summary of the status of the Company’s performance-based restricted stock as of November 30, 2009 and changes during fiscal 2009:

	Performance
	Based	Weighted
	Restricted	Average
	Stock	Grant Date
	(000s)	Fair Value
Outstanding at November 30, 2008	—	$—
Granted	137	4.54

Outstanding at November 30, 2009	137	$4.54

Expected to vest at November 30, 2009	62	$4.54

     As of November 30, 2009, there was $0.6 million of total stock-based compensation related to nonvested performance-based restricted stock. That cost is expected to be recognized over an estimated weighted-average amortization period of twenty-seven (27) months. The intrinsic value of the performance-based restricted stock outstanding and expected to vest at November 30, 2009 was $1.1 million and $0.5 million, respectively. The intrinsic value of the performance-based restricted stock vested during fiscal 2008 and 2007 was $1.4 million and $0.6 million, respectively. The weighted average grant date fair value for performance-based restricted stock granted in fiscal 2007 was $13.73.
     Stock Options: As of November 30, 2009, a total of 1,290,859 stock options was outstanding under the 1999 Plan and 2009 Plan. The 2009 stock option grants are performance-based and vest if the Company meets various operations and earnings targets set by the Organization & Compensation Committee of the Board. The fair value is being amortized over the estimated service period to achieve the operations and earnings targets. If certain operations and earnings targets are exceeded, additional stock options may be required to be granted to individuals up to a maximum additional grant of 25% of the initial grant.
     A summary of the status of the Company’s stock options as of November 30, 2009 and changes during fiscal 2009 is presented below:

			Weighted
		Weighted	Average
	Stock	Average	Remaining	Intrinsic
	Options	Exercise	Contractual	Value
	(000s)	Price	Life	(In millions)
Outstanding at November 30, 2008	1,326	$10.11
Granted	196	4.54
Canceled	(231)	10.03

Outstanding at November 30, 2009	1,291	$9.28	3.0	$0.6

Exercisable at November 30, 2009	1,095	$10.13	1.8	$—

Expected to vest at November 30, 2009	88	$4.54	9.7	$0.3

     As of November 30, 2009, there was $0.5 million of total stock-based compensation related to stock options. That cost is expected to be recognized over an estimated weighted-average amortization period of twenty-seven (27) months. The total intrinsic value of options exercised during fiscal 2007 was $0.2 million. The weighted average grant date fair value for stock options granted in fiscal 2009 was $2.77.
     The following table summarizes the range of exercise prices and weighted-average exercise prices for options outstanding as of November 30, 2009 under the Company’s stock option plans:

		Outstanding
Year in				Weighted
Which Stock		Stock	Weighted	Average
Options		Options	Average	Remaining
Were	Range of Exercise	Outstanding	Exercise	Contractual
Granted	Prices	(000s)	Price	Life (years)
2000	$8.19 — $10.13	261	$9.49	0.1
2001	$10.44 — $12.30	322	$10.85	1.2
2002	$9.77 — $15.43	201	$12.62	2.5
2003	$6.53 — $9.29	282	$8.04	3.3
2004	$10.92	29	$10.92	4.2
2009	$4.54	196	$4.54	9.7

		1,291

     Valuation Assumptions
     The fair value of the stock options granted during fiscal 2009 were estimated using a Black-Scholes Model with the following weighted average assumptions:

Expected life (in years)	8.0
Volatility	53.93%
Risk-free interest rate	3.24%
Dividend yield	0.00%
     The fair value of SARS were estimated using a Black-Scholes Model with the following weighted average assumptions:

	Year Ended
	2009	2008	2007
Expected life (in years)	6.1	5.9	5.7
Volatility	58.83%	43.25%	34.96%
Risk-free interest rate	2.47%	2.44%	3.56%
Dividend yield	0.00%	0.00%	0.00%
     Expected Term: The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards and vesting schedules.
     Expected Volatility: The fair value of stock-based payments were valued using the Black-Scholes Model with a volatility factor based on the Company’s historical stock prices. The range of expected volatility used in the Black-Scholes Model was 54% to 71% in fiscal 2009.
     Expected Dividend: The Black-Scholes Model requires a single expected dividend yield as an input. The Senior Credit Facility and 9 1/2% Notes restrict the payment of dividends and the Company does not anticipate paying cash dividends in the foreseeable future.
     Risk-Free Interest Rate: The Company bases the risk-free interest rate used in the Black-Scholes Model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term. The range of risk-free interest rates used in the Black-Scholes Model was 1.24% to 3.80% in fiscal 2009.
     Estimated Pre-vesting Forfeitures: When estimating forfeitures, the Company considers historical terminations as well as anticipated retirements.
10. Operating Segments and Related Disclosures
     The Company’s operations are organized into two operating segments based on different products and customer bases: Aerospace and Defense, and Real Estate. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (see Note 1).
     The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and provisions for unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, legacy income or expenses, provisions for unusual items not related to the segment operations, interest expense, interest income, and income taxes.

     Selected financial information for each reportable segment is as follows:

	Year Ended
	2009	2008	2007
	As adjusted (Note 1(b))
		(In millions)
Net Sales:
Aerospace and Defense	$787.2	$725.5	$739.1
Real Estate	8.2	16.8	6.3

Total	$795.4	$742.3	$745.4

Segment Performance:
Aerospace and Defense	$84.4	$78.0	$84.8
Environmental remediation provision adjustments	(0.7)	(5.0)	0.4
Retirement benefit plan income (expense)	7.9	(15.7)	(23.8)
Unusual items (see Note 13)	(1.3)	(16.5)	(0.1)

Aerospace and Defense Total	90.3	40.8	61.3

Real Estate	4.4	10.3	3.5

Total	$94.7	$51.1	$64.8

Reconciliation of segment performance to income (loss) from continuing operations before income taxes:
Segment Performance	$94.7	$51.1	$64.8
Interest expense	(38.6)	(37.2)	(36.8)
Interest income	1.9	4.2	4.9
Corporate retirement benefit plan income	4.0	7.7	2.2
Corporate and other expenses	(17.4)	(13.4)	(17.7)
Corporate unusual items (see Note 13)	(3.3)	(16.6)	(0.6)

Income (loss) from continuing operations before income taxes	$41.3	$(4.2)	$16.8

Aerospace and Defense	$14.3	$21.3	$20.3
Real Estate	—	—	1.5
Corporate	—	—	—

Capital Expenditures	$14.3	$21.3	$21.8

Aerospace and Defense	$25.1	$24.7	$25.4
Real Estate	0.6	0.8	0.9
Corporate	—	—	0.1

Depreciation and Amortization	$25.7	$25.5	$26.4

	As of November 30,
	2009	2008
	As adjusted (Note 1(b)) (In millions)
Aerospace and Defense	$663.0	$709.3
Real Estate	70.9	62.6

Identifiable assets	733.9	771.9
Corporate	201.0	232.5
Discontinued operations	—	0.1

Assets	$934.9	$1,004.5

     The Company’s continuing operations are located in the United States. Inter-area sales are not significant to the total sales of any geographic area. Unusual items included in segment performance pertained only to the United States.

11. Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
		As adjusted (Note 1(b))
	(In millions, except per share amounts)
2009
Net sales	$170.9	$183.0	$201.4	$240.1
Cost of sales (exclusive of items shown separately on Statement of Operations)	148.9	152.7	172.2	200.2
Unusual items	2.2	0.4	1.8	0.2
Income from continuing operations before income taxes	2.7	12.1	10.1	16.4
Income from continuing operations	23.2	10.6	10.8	14.3
Loss from discontinued operations, net of income taxes	(3.8)	(1.4)	(0.5)	(1.0)
Net income	19.4	9.2	10.3	13.3
Basic income per share from continuing operations	0.40	0.18	0.18	0.24
Basic loss per share from discontinued operations, net of income taxes	(0.07)	(0.02)	(0.01)	(0.01)
Basic net income per share	0.33	0.16	0.17	0.23
Diluted income per share from continuing operations	0.37	0.18	0.18	0.23
Diluted loss per share from discontinued operations, net of income taxes	(0.06)	(0.02)	(0.01)	(0.01)
Diluted net income per share	$0.31	$0.16	$0.17	$0.22

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
		As adjusted (Note 1(b))
	(In millions, except per share amounts)
2008
Net sales	$176.6	$194.7	$172.5	$198.5
Cost of sales (exclusive of items shown separately on Statement of Operations)	158.8	161.7	153.2	171.7
Unusual items	1.1	13.8	1.0	17.2
Income (loss) from continuing operations before income taxes	1.4	4.8	(3.6)	(6.8)
Income (loss) from continuing operations	1.6	5.2	(4.6)	(7.3)
(Loss) income from discontinued operations, net of income taxes	(0.3)	—	0.2	—
Net income (loss)	1.3	5.2	(4.4)	(7.3)
Basic and diluted income (loss) per share from continuing operations	0.03	0.09	(0.08)	(0.13)
Basic and diluted loss per share from discontinued operations, net of income taxes	(0.01)	—	—	—
Basic and diluted net income (loss) per share	$0.02	$0.09	$(0.08)	$(0.13)
12. Discontinued Operations
     During the first quarter of fiscal 2007, the Company entered into an earn-out and seller note repayment agreement (“Repayment Agreement”) related to the sale of the Fine Chemicals business to American Pacific Corporation (“AMPAC”) under which AMPAC was required to pay $29.7 million in consideration for the early retirement of a seller note (including interest due thereunder), the full payment of the earn-out amount and the release of the Company from certain liabilities. Accordingly, during the first quarter of fiscal 2007, the Company recorded a gain from discontinued operations of $31.2 million as a result of receiving $29.7 million of cash from AMPAC and being released from certain liabilities in accordance with the Repayment Agreement. For operating segment reporting, the Fine Chemicals business was previously reported as a separate operating segment.
     In November 2003, the Company announced the closing of a GDX manufacturing facility in Chartres, France owned by Snappon SA, a subsidiary of the Company. The decision resulted primarily from declining sales volumes with French automobile manufacturers. In June 2004, the Company completed the legal process for closing the facility and establishing a social plan. In fiscal 2004, an expense of approximately $14.0 million related to employee social costs was recorded. An expense of $1.0 million was recorded during fiscal 2005 primarily related to employee social costs that became estimable in fiscal 2005. During fiscal 2009, Snappon SA had legal judgments rendered against it under French law, aggregating €2.9 million plus interest (approximately $4.1 million) related to wrongful discharge claims by certain former employees of Snappon SA. During the second quarter of fiscal 2009, Snappon SA filed for declaration of suspensions of payments with the clerk’s office of the Paris Commercial Court (see Note 7(b)).

     Summarized financial information for discontinued operations is set forth below:

	Year Ended
	2009	2008	2007
		(In millions)
Net sales	$—	$—	$—
(Loss) income before income taxes	(6.7)	(0.2)	28.9
Income tax (benefit) provision	—	(0.1)	1.0
(Loss) income from discontinued operations	(6.7)	(0.1)	27.9
     As of November 30, 2008, the components of assets and liabilities of discontinued operations in the consolidated balance sheets are as follows:

November 30,
2008
(In millions)
Assets of discontinued operations, consisting of other assets	$0.1

Accounts payable	$0.3
Other liabilities	0.7

Liabilities of discontinued operations	$1.0

13. Unusual Items
     Charges and gains associated with unusual items are summarized as follows:

	Year Ended
	2009	2008	2007
		(In millions)
Aerospace and Defense:
Legal settlements and estimated loss on legal matters	$1.3	$2.9	$3.8
Customer reimbursements of tax recoveries	—	—	2.3
Defined benefit pension plan amendment	—	13.6	—
Gain on recoveries	—	—	(6.0)

Aerospace and defense unusual items	1.3	16.5	0.1

Corporate:
Executive severance agreements	3.1	—	—
Loss on extinguishment of debt	0.2	—	0.6
Gain on settlement	—	(1.2)	—
Defined benefit pension plan amendment	—	1.0	—
Shareholder agreement and related costs	—	16.8	—

Corporate unusual items	3.3	16.6	0.6

Total unusual items	$4.6	$33.1	$0.7

     In fiscal 2009, the Company recorded a charge of $1.3 million for realized losses and interest associated with its failure to register with the SEC the issuance of certain of the Company’s common shares under its defined contribution 401(k) employee benefit plan. During fiscal 2009, the Company also incurred a charge of $3.1 million associated with executive severance agreements. Additionally, the Company recorded costs of $0.2 million related to a bank amendment.
     On November 25, 2008, the Company decided to amend the defined benefit pension and benefits restoration plans to freeze future accruals under such plans. Effective February 1, 2009 and July 31, 2009, future benefit accruals for all current salaried employees and collective bargaining unit employees were discontinued, respectively. No employees lost their previously earned pension benefits. As a result of the amendment and freeze, the Company incurred a curtailment charge of $14.6 million in the fourth quarter of fiscal 2008 primarily due to the immediate recognition of unrecognized prior service costs.

     On March 5, 2008, the Company entered the Shareholder Agreement with respect to the election of Directors for the 2008 Annual Meeting and certain other related matters which resulted in a charge of $16.8 million in fiscal 2008 comprised of the following (in millions):

Increases in pension benefits primarily for certain of the Company’s officers	$5.3
Executive severance charges	7.1
Accelerated vesting of stock appreciation rights	1.1
Accelerated vesting of restricted stock, service-based	0.6
Accelerated vesting of restricted stock, performance-based	0.7
Professional fees and other	2.0

$16.8

     As a result of the Shareholder Agreement, the executive severance agreements required the Company to fund into a grantor trust on March 12, 2008, an amount equal to $34.8 million, which represents liabilities associated with the BRP and amounts payable to certain officers of the Company party to executive severance agreements in the event of qualifying terminations of employment following a change in control (as defined in the BRP and the executive severance agreements) of the Company. In addition, as a result of the resignation of three additional Board members on May 16, 2008, the Company was required to fund $0.4 million into a grantor trust on May 22, 2008, which primarily represents the amount payable to an officer party to an executive severance agreement in the event of a qualifying termination of employment.
     In fiscal 2008, the Company recorded a charge of $2.9 million related to the estimated unrecoverable costs of legal matters, including $1.7 million associated with the failure to register with the SEC the issuance of certain of its common shares under its defined contribution 401(k) employee benefit plan and $1.2 million related to a legal settlement and other legal matters. The Company recorded a $1.2 million gain related to an insurance settlement for an environmental claim.
     In fiscal 2007, the Company recorded an expense of $3.8 million related to estimated costs associated with environmental toxic tort legal matters. The Company recorded an expense of $2.3 million for tax refunds that were repaid to the Company’s defense customers. The Company also recorded an unusual gain of $6.0 million related to an adjustment of reserves for the allocation of pension benefit costs to U.S. government contracts. The Company incurred a charge of $0.6 million associated with the replacement of the previous credit facility.
14. Condensed Consolidating Financial Information
     The Company is providing condensed consolidating financial information for its material domestic subsidiaries that have guaranteed the 9 1/2% Notes, and for those subsidiaries that have not guaranteed the 9 1/2% Notes. These 100% owned subsidiary guarantors have, jointly and severally, fully and unconditionally guaranteed the 9 1/2% Notes. The subsidiary guarantees are senior subordinated obligations of each subsidiary guarantor and rank (i) junior in right of payment with all senior indebtedness, (ii) equal in right of payment with all senior subordinated indebtedness, and (iii) senior in right of payment to all subordinated indebtedness, in each case, of that subsidiary guarantor. The subsidiary guarantees will also be effectively subordinated to any collateralized indebtedness of the subsidiary guarantor with respect to the assets collateralizing that indebtedness. Absent both default and notice as specified in the Company’s Senior Credit Facility and agreements governing the Company’s outstanding convertible notes and the 9 1/2% Notes, there are no restrictions on the Company’s ability to obtain funds from its 100% owned subsidiary guarantors by dividend or loan.
     The Company has not presented separate financial and narrative information for each of the subsidiary guarantors, because it believes that such financial and narrative information would not provide investors with any additional information that would be material in evaluating the sufficiency of the guarantees. Therefore, the following condensed consolidating financial information summarizes the financial position, results of operations, and cash flows for the Company’s guarantor and non-guarantor subsidiaries.

Condensed Consolidating Statements of Operations

		Guarantor	Non-guarantor
November 30, 2009 (In millions):	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
		As adjusted (Note 1(b))
Net sales	$—	$795.4	$—	$—	$795.4
Cost of sales (exclusive of items shown separately below)	—	674.0	—	—	674.0
Selling, general and administrative	(2.2)	12.4	—	—	10.2
Depreciation and amortization	—	25.7	—	—	25.7
Interest expense	33.1	5.5	—	—	38.6
Other, net	7.2	(1.6)	—	—	5.6

(Loss) income from continuing operations before income taxes	(38.1)	79.4	—	—	41.3
Income tax (benefit) provision	(63.0)	45.4	—	—	(17.6)

Income from continuing operations	24.9	34.0	—	—	58.9
Loss from discontinued operations	(2.9)	—	(3.8)	—	(6.7)

Income (loss) before equity earnings (losses) of subsidiaries	22.0	34.0	(3.8)	—	52.2
Equity earnings (losses) of subsidiaries	30.2	—	—	(30.2)	—

Net income (loss)	$52.2	$34.0	$(3.8)	$(30.2)	$52.2

		Guarantor	Non-guarantor
November 30, 2008 (In millions):	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
		As adjusted (Note 1(b))
Net sales	$—	$742.3	$—	$—	$742.3
Cost of sales (exclusive of items shown separately below)	—	645.4	—	—	645.4
Selling, general and administrative	(19.8)	21.7	—	—	1.9
Depreciation and amortization	—	25.5	—	—	25.5
Interest expense	31.7	5.5	—	—	37.2
Other, net	18.7	17.8	—	—	36.5

(Loss) income from continuing operations before income taxes	(30.6)	26.4	—	—	(4.2)
Income tax (benefit) provision	(8.6)	9.5	—	—	0.9

(Loss) income from continuing operations	(22.0)	16.9	—	—	(5.1)
Income (loss) from discontinued operations	0.2	—	(0.3)	—	(0.1)

(Loss) income before equity earnings (losses) of subsidiaries	(21.8)	16.9	(0.3)	—	(5.2)
Equity earnings (losses) of subsidiaries	16.6	—	—	(16.6)	—

Net (loss) income	$(5.2)	$16.9	$(0.3)	$(16.6)	$(5.2)

		Guarantor	Non-guarantor
November 30, 2007 (In millions):	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
		As adjusted (Note 1(b))
Net sales	$—	$745.4	$—	$—	$745.4
Cost of sales (exclusive of items shown separately below)	—	657.8	—	—	657.8
Selling, general and administrative	1.4	13.0	—	—	14.4
Depreciation and amortization	0.1	26.3	—	—	26.4
Interest expense	32.9	3.9	—	—	36.8
Other, net	(1.9)	(4.9)	—	—	(6.8)

(Loss) income from continuing operations before income taxes	(32.5)	49.3	—	—	16.8
Income tax (benefit) provision	(25.2)	7.1	—	—	(18.1)

(Loss) income from continuing operations	(7.3)	42.2	—	—	34.9
Income (loss) from discontinued operations	28.8	—	(0.9)	—	27.9

Income (loss) before equity earnings (losses) of subsidiaries	21.5	42.2	(0.9)	—	62.8
Equity earnings (losses) of subsidiaries	41.3	—	—	(41.3)	—

Net income (loss)	$62.8	$42.2	$(0.9)	$(41.3)	$62.8

Condensed Consolidating Balance Sheets

		Guarantor	Non-guarantor
November 30, 2009 (In millions):	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
			As adjusted (Note 1(b))
Cash and cash equivalents	$166.0	$(39.8)	$0.1	$—	$126.3
Accounts receivable	—	116.3	—	—	116.3
Inventories	—	61.8	—	—	61.8
Recoverable from the U.S. government and other third parties for environmental remediation costs and other	0.1	30.5	—	—	30.6
Grantor trust	1.5	0.9	—	—	2.4
Other receivables, prepaid expenses and other	12.7	20.1	—	—	32.8
Income taxes	43.2	(40.8)	—	—	2.4

Total current assets	223.5	149.0	0.1	—	372.6
Property, plant and equipment, net	0.4	129.5	—	—	129.9
Recoverable from the U.S. government and other third parties for environmental remediation costs and other	0.2	154.1	—	—	154.3
Grantor trust	11.6	6.2	—	—	17.8
Goodwill	—	94.9	—	—	94.9
Intercompany (payable) receivable, net	(77.4)	97.1	(19.7)	—	—
Other noncurrent assets and intangibles, net	116.9	159.3	9.9	(120.7)	165.4

Total assets	$275.2	$790.1	$(9.7)	$(120.7)	$934.9

Short-term borrowings and current portion of long-term debt	$17.8	$—	$—	$—	$17.8
Accounts payable	0.4	18.0	—	—	18.4
Reserves for environmental remediation costs	7.2	37.3	—	—	44.5
Other current liabilities, advance payments on contracts, and postretirement medical and life insurance benefits	38.9	141.8	—	—	180.7

Total current liabilities	64.3	197.1	—	—	261.4
Long-term debt	403.8	—	—	—	403.8
Reserves for environmental remediation costs	4.4	173.8	—	—	178.2
Pension benefits	22.1	202.9	—	—	225.0
Other noncurrent liabilities	53.5	85.9	—	—	139.4

Total liabilities	548.1	659.7	—	—	1,207.8
Commitments and contingencies (Note 7)
Redeemable common stock (Note 8)	6.0	—	—	—	6.0
Total shareholders’ (deficit) equity	(278.9)	130.4	(9.7)	(120.7)	(278.9)

Total liabilities, redeemable common stock, and shareholders’ equity (deficit)	$275.2	$790.1	$(9.7)	$(120.7)	$934.9

		Guarantor	Non-guarantor
November 30, 2008 (In millions):	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
		As adjusted (Note 1(b))
Cash and cash equivalents	$103.7	$(11.2)	$0.2	$—	$92.7
Accounts receivable	—	97.3	—	—	97.3
Inventories	—	70.4	—	—	70.4
Recoverable from the U.S. government and other third parties for environmental remediation costs and other	—	43.7	—	—	43.7
Grantor trust	1.3	0.3	—	—	1.6
Other receivables, prepaid expenses and other	8.3	9.3	—	—	17.6
Income taxes	11.5	(0.9)	—	—	10.6
Assets of discontinued operations	—	—	0.1	—	0.1

Total current assets	124.8	208.9	0.3	—	334.0
Property, plant and equipment, net	0.4	137.5	—	—	137.9
Recoverable from the U.S. government and other third parties for environmental remediation costs and other	—	169.8	—	—	169.8
Prepaid pension asset	76.8	(0.3)	—	—	76.5
Grantor trust	19.8	9.5	—	—	29.3
Goodwill	—	94.9	—	—	94.9
Intercompany (payable) receivable, net	(14.5)	29.6	(15.1)	—	—
Other noncurrent assets and intangibles, net	308.6	150.5	9.9	(306.9)	162.1

Total assets	$515.9	$800.4	$(4.9)	$(306.9)	$1,004.5

Short-term borrowings and current portion of long-term debt	$1.4	$0.6	$—	$—	$2.0
Accounts payable	0.7	32.0	—	—	32.7
Reserves for environmental remediation costs	6.4	58.8	—	—	65.2
Other current liabilities, advance payments on contracts, and postretirement medical and life insurance benefits	28.9	118.6	—	—	147.5
Liabilities of discontinued operations	—	—	1.0	—	1.0

Total current liabilities	37.4	210.0	1.0	—	248.4
Long-term debt	414.1	—	—	—	414.1
Reserves for environmental remediation costs	6.6	186.4	—	—	193.0
Other noncurrent liabilities	62.0	91.2	—	—	153.2

Total liabilities	520.1	487.6	1.0	—	1,008.7
Commitments and contingencies (Note 7)
Redeemable common stock (Note 8)	7.6	—	—	—	7.6
Total shareholders’ (deficit) equity	(11.8)	312.8	(5.9)	(306.9)	(11.8)

Total liabilities, redeemable common stock, and shareholders’ equity (deficit)	$515.9	$800.4	$(4.9)	$(306.9)	$1,004.5

Condensed Consolidating Statements of Cash Flows

		Guarantor	Non-guarantor
November 30, 2009 (In millions):	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(0.2)	$55.3	$(4.8)	$—	$50.3
Net transfers from (to) parent	64.3	(69.0)	4.7	—	—

Net cash (used in) provided by operating activities	64.1	(13.7)	(0.1)	—	50.3

Cash flows from investing activities:
Capital expenditures	—	(14.3)	—	—	(14.3)

Net cash used in investing activities	—	(14.3)	—	—	(14.3)
Cash flows from financing activities:
Repayments on debt	(1.4)	(0.6)	—	—	(2.0)
Other financing activities	(0.4)	—	—	—	(0.4)

Net cash used in financing activities	(1.8)	(0.6)	—	—	(2.4)

Net increase (decrease) in cash and cash equivalents	62.3	(28.6)	(0.1)	—	33.6
Cash and cash equivalents at beginning of year	103.7	(11.2)	0.2	—	92.7

Cash and cash equivalents at end of year	$166.0	$(39.8)	$0.1	$—	$126.3

		Guarantor	Non-guarantor
November 30, 2008 (In millions):	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(36.1)	$63.7	$0.4	$—	$28.0
Net transfers from (to) parent	47.7	(46.9)	(0.8)	—	—

Net cash (used in) provided by operating activities	11.6	16.8	(0.4)	—	28.0

Cash flows from investing activities:
Capital expenditures	—	(21.3)	—	—	(21.3)

Net cash used in investing activities	—	(21.3)	—	—	(21.3)
Cash flows from financing activities:
Repayments on debt	(6.3)	—	—	—	(6.3)

Net cash used in financing activities	(6.3)	—	—	—	(6.3)

Net increase (decrease) in cash and cash equivalents	5.3	(4.5)	(0.4)	—	0.4
Cash and cash equivalents at beginning of year	98.4	(6.7)	0.6	—	92.3

Cash and cash equivalents at end of year	$103.7	$(11.2)	$0.2	$—	$92.7

		Guarantor	Non-guarantor
November 30, 2007 (In millions):	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(4.8)	$30.0	$(1.4)	$—	$23.8
Net transfers from (to) parent	3.6	(5.1)	1.5	—	—

Net cash (used in) provided by operating activities	(1.2)	24.9	0.1	—	23.8

Cash flows from investing activities:
Capital expenditures	—	(21.8)	—	—	(21.8)
Proceeds from business disposition	29.7	—	—	—	29.7
Other investing activities	19.8	—	—	—	19.8

Net cash provided by (used in) investing activities	49.5	(21.8)	—	—	27.7
Cash flows from financing activities:
Repayments on debt, net	(20.8)	—	—	—	(20.8)
Other financing activities	0.4	—	—	—	0.4

Net cash used in financing activities	(20.4)	—	—	—	(20.4)

Net increase in cash and cash equivalents	27.9	3.1	0.1	—	31.1
Cash and cash equivalents at beginning of year	70.5	(9.8)	0.5	—	61.2

Cash and cash equivalents at end of year	$98.4	$(6.7)	$0.6	$—	$92.3

15. Subsequent Events
     In December 2009, the Company issued $200.0 million in aggregate principal amount of 4.0625% Convertible Subordinated Debentures (“4 1/16% Debentures”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The 4 1/16% Debentures mature on December 31, 2039. Interest on the 4 1/16% Debentures accrues at 4.0625% per annum and is payable semiannually in arrears on June 30 and December 31 of each year, beginning June 30, 2010 (or if any such day is not a business day, payable on the following business day), and the Company may elect to pay interest in cash or, generally on any interest payment that is at least one year after the original issuance date of the 4 1/16% Debentures, in shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s option. The valuation methodology the Company will use in determining the value of any shares to be so delivered is discussed in the indenture governing the 4 1/16% Debentures.
     The 4 1/16% Debentures are general unsecured obligations and rank equal in right of payment to all of the Company’s other existing and future unsecured subordinated indebtedness, including the 4% Notes and 2 1/4% Debentures. The 4 1/16% Debentures rank junior in right of payment to all of the Company’s existing and future senior indebtedness, including all of its obligations under its Senior Credit Facility and all of its existing and future senior subordinated indebtedness, including the Company’s outstanding 9 1/2% Notes. In addition, the 4 1/16% Debentures are effectively subordinated to any of the Company’s collateralized debt and to any and all debt and liabilities, including trade debt of its subsidiaries.
     Each holder of the 4 1/16% Debentures may convert their 4 1/16% Debentures into shares of the Company’s common stock at a conversion rate of 111.0926 shares per $1,000 principal amount, representing a conversion price of approximately $9.00 per share, subject to adjustment. In addition, if the holders elect to convert their 4 1/16% Debentures in connection with the occurrence of certain fundamental changes, the holders will be entitled to receive additional shares of common stock upon conversion in some circumstances. Upon any conversion of the 4 1/16% Debentures, subject to certain exceptions, the holders will not receive any cash payment representing accrued and unpaid interest.
     The Company may at any time redeem any 4 1/16% Debentures for cash (except as described below with respect to any make-whole premium that may be payable) if the last reported sale price of the Company’s common stock has been at least 150% of the conversion price then in effect for at least twenty (20) trading days during any thirty (30) consecutive trading day period ending within five (5) trading days prior to the date on which the Company provides the notice of redemption.
     The Company may redeem the 4 1/16% Debentures either in whole or in part at a redemption price equal to (i) 100% of the principal amount of the 4 1/16% Debentures to be redeemed, plus (ii) accrued and unpaid interest, if any, up to, but excluding, the redemption date, plus (iii) if the Company redeems the 4 1/16% Debentures prior to December 31, 2014, a “make-whole premium” equal to the present value of the remaining scheduled payments of interest that would have been made on the 4 1/16% Debentures to be redeemed had such 4 1/16% Debentures remained outstanding from the redemption date to December 31, 2014. Any make-whole premium is payable in cash, shares of the Company’s common stock or a combination of cash and shares, at the Company’s option, subject to certain conditions.
     Each holder may require the Company to repurchase all or part of their 4 1/16% Debentures on December 31, 2014, 2019, 2024, 2029 and 2034 (each, an “optional repurchase date”) at an optional repurchase price equal to (1) 100% of their principal amount plus (2) accrued and unpaid interest, if any, up to, but excluding, the date of repurchase. The Company may elect to pay the optional repurchase price in cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock, at the Company’s option, subject to certain conditions.
     If a fundamental change, as described in the indenture governing the 4 1/16% Debentures, occurs prior to maturity, each holder will have the right to require the Company to purchase all or part of their 4 1/16% Debentures for cash at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, up to, but excluding, the repurchase date.
     If the Company delivers shares of its common stock as all or part of any interest payment, any make-whole premium or any optional repurchase price, such shares will be valued at the product of (x) the price per share of the Company’s common stock determined during: (i) in the case of any interest payment, the twenty (20) consecutive trading days ending on the second trading day immediately preceding the record date for such interest payment; (ii) in the case of any make-whole premium payable as part of the redemption price, the twenty (20) consecutive trading days ending on the second trading day immediately preceding the redemption date; and (iii) in the case of any optional repurchase price, the forty (40) consecutive trading days ending on the second trading day immediately preceding the optional repurchase date; (in each case, the “averaging period” with respect to such date) using the sum of the daily price fractions (where “daily price fraction” means, for each trading day during the relevant averaging period, 5% in the case of any interest payment or any make-whole premium or 2.5% in the case of any optional repurchase, multiplied by the daily VWAP (VWAP as defined by the indenture), per share of the Company’s common stock for such day), multiplied by (y) 97.5%. The Company will notify holders at least five (5) business days prior to the start of the relevant averaging period of the extent to which the Company will pay any portion of the related payment using shares of common stock.
     Issuance of the 4 1/16% Debentures generated net proceeds of $194.1 million, which were used to repurchase $124.7 million of the 4% Notes and will be used to redeem a portion of the 9 1/2% Notes; pay accrued interest on the 4% Notes and 9 1/2% Notes; and pay other debt issuance costs.